As filed with the Securities and Exchange Commission on January 20, 2004.
Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

DURA OPERATING CORP.*

(Exact name of registrant as specified in its charter)

Delaware	3714	38-2961431
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

DURA AUTOMOTIVE SYSTEMS, INC.*

(Exact name of registrant as specified in its charter)

Delaware	3714	38-3185711
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

4508 IDS Center

Minneapolis, MN 55402
Telephone: (612) 342-2311
(Address, including zip code, and telephone number,
including area code, of registrants’ principal executive offices)

David R. Bovee

Vice President and Chief Financial Officer and Assistant Secretary
Dura Automotive Systems, Inc.
2791 Research Drive
Rochester Hills, MI 48309
Telephone: (248) 299-7500
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Dennis M. Myers, P.C.

Kirkland & Ellis LLP
200 E. Randolph Drive
Chicago, Illinois 60601
Telephone: (312) 861-2000

*	The companies listed on the next page are also included in this Form S-4 Registration Statement as additional Registrants.

        Approximate date of commencement of proposed sale of the securities to the public: The exchange will occur as soon as practicable after the effective date of this Registration Statement.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price	Aggregate	Amount of
Securities to be Registered	Registered	Per Unit	Offering Price	Registration Fee

8 5/8% Senior Notes due 2012, series B	$50,000,000	100%	$50,000,000	$4,045(1)

Guarantees on Senior Notes(2)	—	—	—	(3)

(1)	Calculated in accordance with Rule 457 under the Securities Act of 1933, as amended.

(2)	The guarantors are affiliates of Dura Operating Corp. and have guaranteed the notes being registered.

(3)	Pursuant to Rule 457(n), no separate fee is payable with respect to the guarantees being registered hereby.

        The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

I.R.S. Employer
Exact Name of Additional Registrants*	Jurisdiction of Formation	Identification No.

Adwest Electronics, Inc.	Delaware	38-3223055
Atwood Automotive Inc.	Michigan	38-2112709
Atwood Mobile Products, Inc.	Illinois	38-4334203
Creation Group, Inc.	Indiana	35-1891884
Creation Group Holdings, Inc.	Indiana	35-1965518
Dura Automotive Systems Cable Operations, Inc.	Delaware	38-3383557
Dura Automotive Systems of Indiana, Inc.	Indiana	35-1188181
Dura G.P.	Delaware	38-3638092
Mark I Molded Plastics of Tennessee, Inc.	Tennessee	62-1109669
Universal Tool & Stamping Company Inc.	Indiana	35-0797817

*	The address for each of the additional Registrants is c/o Dura Automotive Systems, Inc., 2791 Research Drive, Rochester Hills, Michigan 48309. The primary standard industrial classification number for each of the additional Registrants is 3714.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell nor is it an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 20, 2004

PROSPECTUS

Dura Operating Corp.

Exchange Offer for

$50,000,000
8 5/8% Senior Notes due 2012
(CUSIP Nos. 26632QAM5 and U26557AF2)
Guaranteed by Dura Automotive Systems, Inc.

We are offering to exchange:

up to $50,000,000 of our new 8 5/8% Senior Notes due 2012, series B,

that have been registered under the Securities Act of 1933

for

a like amount of our outstanding 8 5/8% Senior Notes due 2012.

Material Terms of Exchange Offer

• The terms of the notes to be issued in the exchange offer are substantially identical to the outstanding notes, except that the transfer restrictions and registration rights relating to the outstanding notes will not apply to the exchange notes.
• The notes to be issued in the exchange offer will be identical to, and will trade as a single series with, the publicly registered 8 5/8% senior notes due 2012 which were issued pursuant to an indenture dated as of April 18, 2002.
• The exchange notes will be unconditionally guaranteed by Dura Automotive Systems, Inc. and by each of our material existing and future domestic subsidiaries on a senior unsecured basis.
• There is no existing public market for the outstanding notes or the exchange notes. We do not intend to list the exchange notes on any securities exchange or seek approval for quotation through any automated trading system.	• You may withdraw your tender of notes at any time before the expiration of the exchange offer. We will exchange all of the outstanding notes that are validly tendered and not withdrawn.
• The exchange offer expires at 5:00 p.m., New York City time, on           , 2004, unless extended.
• We believe that the exchange of notes will not be a taxable event for U.S. federal income tax purposes.
• The exchange offer is subject to customary conditions, including the condition that the exchange offer will not violate applicable law or any applicable interpretation of the Staff of the SEC.
• We will not receive any proceeds from the exchange offer.

            For a discussion of certain factors that you should consider before participating in this exchange offer, see “Risk Factors” beginning on page 11 of this prospectus.

            Neither the SEC nor any state securities commission has approved the notes to be distributed in the exchange offer, nor have any of these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                        , 2004

       We have not authorized anyone to give any information or represent anything to you other than the information contained in this prospectus. You must not rely on any unauthorized information or representations.

MARKET, RANKING AND OTHER DATA
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION BY REFERENCE
PROSPECTUS SUMMARY
RISK FACTORS
FORWARD-LOOKING STATEMENTS
EXCHANGE OFFER
USE OF PROCEEDS
CAPITALIZATION
DESCRIPTION OF OTHER FINANCING ARRANGEMENTS
DESCRIPTION OF NOTES
BOOK-ENTRY SETTLEMENT AND CLEARANCE
CERTAIN U.S. FEDERAL TAX CONSIDERATIONS
CERTAIN ERISA CONSIDERATIONS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
Purchase Agreement
Articles of Incorporation
Articles of Amendment of the Articles of Incorp.
By-laws
Articles of Incorporation
Articles of Amendment of the Articles of Incorp.
By-Laws
Supplemental Indenture
Registration Rights Agreement
Opinion of Kirkland & Ellis LLP
Opinion of Dickinson Wright PLLC
Opinion of Frost Brown Todd LLC
Opinion of Frost Brown Todd LLC
Opinion of Kirkland & Ellis LLP
Statement re: Computation of Ratios
Subsidiaries of Parent
Consent of Deloitte & Touche LLP
Power of Attorney
Statement of Eligibility of Trustee
Form of Letter of Transmittal
Form of Notice of Guaranteed Delivery
Form of Tender Instructions

      In this prospectus, unless the context otherwise requires, we refer to Dura Operating Corp. as the “Issuer.” Dura Operating Corp. is a direct, wholly owned subsidiary of Dura Automotive Systems, Inc., which we refer to in this prospectus as “Parent.” The terms “the Company,” “Dura,” “we,” “us” and “our” refer to Parent and all of its subsidiaries, including the Issuer.

MARKET, RANKING AND OTHER DATA

      The data included in or incorporated by reference into this prospectus regarding markets and ranking, including the size of certain product markets and our position and the position of our competitors within these markets, are based on independent industry publications, reports from government agencies or other published industry sources and our estimates based on our management’s knowledge and experience in the markets in which we operate. Our estimates have been based on information obtained from our customers, distributors, suppliers, trade and business organizations and other contacts in the markets in which we operate. We believe these estimates to be accurate as of the date of this prospectus. However, this information may prove to be inaccurate because of the method by which we obtained some of the data for our estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in a survey of market size. In addition, consumption patterns and consumer preferences can and do change. As a result, you should be aware that market, ranking and other similar data included in or incorporated by reference into this prospectus, and estimates and beliefs based on such data, may not be reliable.

WHERE YOU CAN FIND MORE INFORMATION

      We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” and in accordance therewith file reports, proxy statements and other information with the SEC. You can inspect and copy these reports, proxy statements and other information at the

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Public Reference Room of the SEC, 450 Fifth Street, N.W., Washington, DC 20549. You can obtain copies of these materials from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, DC 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings will also be available to you on the SEC’s website. The address of this site is http://www.sec.gov.

      We have filed with the SEC a registration statement on Form S-4 (Reg. No. 333-          ) with respect to the securities we are offering. This prospectus does not contain all the information contained in the registration statement, including its exhibits and schedules. You should refer to the registration statement, including the exhibits and schedules, for further information about us and the securities we are offering. Statements we make in this prospectus about certain contracts or other documents are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement because those statements are qualified in all respects by reference to those exhibits. The registration statement, including exhibits and schedules, is on file at the offices of the SEC and may be inspected without charge.

      You may also obtain a copy of these filings from our website at http:///www.duraauto.com. Please note, however, that the information on our website, other than those documents specifically incorporated by reference herein, is not part of this prospectus.

      We will provide you without charge a copy of the exchange notes, the indenture governing the exchange notes and the registration rights agreement relating to the exchange notes. You may request copies of these documents by contacting us at:

Dura Operating Corp.

2719 Research Drive
Rochester Hills, Michigan 48309
Attention: Investor Relations
Telephone: (248) 299-7500

      To ensure timely delivery, please make your request as soon as practicable, and, in any event, no later than five business days prior to the expiration of the exchange offer.

INCORPORATION BY REFERENCE

      This prospectus represents only a summary of the information presented in this prospectus, and incorporates by reference certain documents we have filed with the SEC.

      We incorporate by reference the documents listed below into this prospectus:

(1) Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002. In particular, we refer you to the following sections of Parent’s Annual Report:

•	Management’s Discussion and Analysis of Results of Operations and Financial Condition;

•	Business;

•	Financial Statements and Supplementary Data; and

•	Directors and Executive Officers of the Registrant.

(2) Parent’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.

(3) Parent’s Proxy Statement on Schedule 14A dated April 28, 2003. In particular, we refer you to the following sections of Parent’s Proxy Statement.

•	Election of Directors;

•	Ownership of Dura Common Stock;

ii

•	Executive Compensation; and

•	Certain Relationships and Related Party Transactions.

(4) Parent’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003.

(5) Parent’s Current Report on Form 8-K dated October 23, 2003.

(6) Parent’s Current Report on Form 8-K dated October 28, 2003.

(7) Parent’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003.

(8) All documents filed by Parent with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before completion or termination of the exchange offer, as the case may be.

      References in this prospectus to this prospectus will be deemed to include the documents incorporated by reference, which are an integral part of this prospectus. You should obtain and review carefully copies of the documents incorporated by reference. Any statement contained in the documents incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in a subsequently dated document incorporated by reference or in this prospectus modifies or supersedes the statement. Information that we file later with the SEC will automatically update the information incorporated by reference and the information in this prospectus. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. The information on our website and any other website which is referred to in this prospectus is not a part of this prospectus. Any person obtaining a copy of this prospectus may obtain without charge, upon written request, a copy of the documents incorporated by reference. See “Where you can find more information” above.

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PROSPECTUS SUMMARY

      This summary highlights information contained elsewhere in this prospectus or in the documents incorporated by reference herein. This summary is not complete and may not contain all of the information that you should consider before deciding whether to participate in the exchange offer. We urge you to read this entire prospectus carefully, including the financial data and the information described under the heading “Risk factors” and the other documents to which we have referred you, including the documents incorporated by reference herein, prior to deciding whether to participate in the exchange offer.

The company

      We are the world’s largest independent designer and manufacturer of driver control systems for the global automotive industry. We are also a leading global supplier of seating control systems, glass systems, engineered assemblies, structural door modules, exterior trim systems and mobile products.

Competitive strengths

      We believe that we possess a number of competitive strengths, including:

•	Well Positioned to Take Advantage of Market Trends. We believe that we are well positioned to meet the demands of OEMs for fewer, full-service and globally positioned suppliers. We believe our advanced design capabilities, ability to supply complete systems and integrated modules, combined with our global production capabilities, will enable us to take advantage of these market trends.

•	Strong OEM Relationships. We have formed strong relationships with our major OEM customers because of our high level of product quality, customer service and product design and engineering capabilities. Our application of innovative operating techniques, combined with investments in sophisticated capital equipment, has led to a high level of product quality, industry-low defect rates and the receipt of numerous supplier awards.

•	Well Positioned on Popular Product Platforms. We manufacture products for many of the most popular car, light truck and sport utility vehicle models and many of the most popular European passenger cars. We are generally the sole supplier of the parts we sell to OEMs for particular models and commonly supply parts for the life of the model, which usually ranges from three to seven years.

•	Experienced Management Team. Our leadership team, the members of which have an average of 20 years of experience in the automotive supply industry, has (i) successfully completed several acquisitions over the last five years, which have generated significant operational efficiencies and cost savings; (ii) divested non-core assets and (iii) strengthened our core businesses during difficult market conditions. Our current President and Chief Executive Officer, Lawrence Denton, joined Dura in January 2003 and has over 30 years of experience in the automotive industry.

Business strategy

      Our primary business objective is to capitalize on the consolidation, globalization and system sourcing trends in the automotive supply and specialty vehicle industries in order to be the leading provider of the systems we supply to OEMs worldwide. Presently, we are focusing on the following four key strategies:

•	Aggressively Reduce Debt. Our top priority is to reduce debt. We have done so by maximizing our cash flow available for debt reduction by maximizing operating efficiency, implementing a disciplined capital expenditure program and divesting non-core operating assets. We intend to continue leveraging our existing asset base through a disciplined capital expenditure program focused on return on invested capital in which annual expenditures remain below depreciation levels. In addition, we intend to focus on strategic partnerships and alliances that do not require significant upfront cash investments to pursue new business opportunities.

•	Focus on Business Lines with Acceptable Returns. We continue to shift our growth strategy from one focused on acquisitions to a strategy focused more on organic growth. As part of this strategy, we have placed a greater emphasis on achieving higher returns on our investments.

•	Maximize Low-Cost Production Capabilities. We continuously implement strategic initiatives designed to improve product quality while reducing manufacturing costs. In addition, we continually evaluate opportunities to shift the production of lower value-added products to our low-cost production facilities.

•	Accelerate Investments in New Product and Process Technologies. We intend to accelerate our investments in new product and manufacturing process technologies to strengthen and differentiate our product portfolio. We also intend to continue our efforts to develop innovative products and manufacturing processes to serve our customers better globally and improve our product mix and profit margins.

Company background

      Dura Automotive Systems, Inc. is a holding company and corporation organized under the laws of Delaware whose predecessor was formed in 1990 by Hidden Creek Industries (“Hidden Creek”), Onex Corporation (“Onex”), J2R Corporation (“J2R”) and certain others for the purpose of acquiring certain operating divisions from the Wickes Manufacturing Company. Onex is a publicly-owned holding company based in Canada. Onex holds approximately 30,000 shares of Parent’s Class A common stock and approximately 1.4 million shares of Parent’s Class B common stock. Hidden Creek is a private industrial management company that is a partnership comprised of Onex and J2R and is based in Minneapolis, Minnesota. Hidden Creek has provided certain strategic, financial and acquisition services to us and has been our strategic partner since our inception which has enabled our management to devote their attention to our existing operations. A member of our board of directors is the founder of Hidden Creek and is the President of J2R. Our principal executive offices are located at 4508 IDS Center, Minneapolis, Minnesota 55402 and, our telephone number is (612) 342-2311.

      We conduct our domestic operations through Dura Operating Corp. and, to a larger extent, certain other domestic subsidiaries and substantially all of our foreign operations through subsidiaries located in Brazil, Canada, the Czech Republic, France, Germany, Mexico, Portugal, Slovakia, Spain and the United Kingdom. In addition, we have a presence in China, India and Japan through strategic alliances, joint ventures or technical licenses.

Recent developments

Recent acquisition

      On July 23, 2003, we acquired the Creation Group from Heywood Williams Group PLC. The Creation Group is a premier designer and manufacturer of windows, doors and specialty products for the North American recreation vehicle, motor vehicle accessories and manufactured housing markets. The Creation Group had revenues of approximately $145 million, operating income of approximately $9.0 million and depreciation expense of approximately $3.0 million for the year ended December 31, 2002. The Creation Group employs approximately 1,100 employees at ten facilities located in Indiana, Ohio and Pennsylvania. The purchase price was $57.0 million in cash, which is subject to a post-closing working capital adjustment and an earn-out of up to an additional $3.0 million if the acquired business achieves certain financial targets. We financed this acquisition using cash on hand. No pro forma information giving effect to the acquisition of the Creation Group has been included in this prospectus because its historical operations are not material to Dura’s results of operations.

New senior credit facility

      Prior to the closing of the offering of outstanding notes, we entered into a new senior credit facility, which replaced our preexisting senior credit facility. The new senior credit facility provides for a new revolving credit facility of $175.0 million, which may be increased up to $200.0 million at the option of the borrowers with the consent of JPMorgan Chase Bank, and a $148.125 million term loan. The new senior credit facility extends the maturity of the revolving credit facility and provides us with increased operating flexibility and borrowing availability. At the closing of the new senior credit facility, we had unused borrowing availability under our new revolving credit facility of approximately $147.2 million. In connection with the new senior credit facility, we wrote-off debt issuance costs of $1.9 million, net of tax.

Purpose of the Exchange Offer

      On November 4, 2003, we sold, through a private placement exempt from the registration requirements of the Securities Act of 1933, $50 million in aggregate principal amount of our 8 5/8% Senior Notes due 2012, which we refer to in this prospectus as the “outstanding notes.” Simultaneously with the private placement of the outstanding notes, we entered into a registration rights agreement with J.P. Morgan Securities, Inc., Banc of America Securities LLC, Comerica Securities, Inc., Scotia Capital (USA) Inc., Wachovia Capital Markets, LLC, Barclays Capital Inc. and ABN Amro Incorporated, the initial purchasers of the outstanding notes. Under the registration rights agreement, we are required to use our reasonable best efforts to cause a registration statement for substantially identical notes to become effective within 180 days after the issuance of the outstanding notes. We refer to the notes to be registered under this exchange offer registration as “exchange notes” in this prospectus. The exchange offer is intended to satisfy the rights of holders of the outstanding notes under the registration rights agreement. After the exchange offer is complete, holders of the outstanding notes will no longer be entitled to any exchange or registration rights with respect to their outstanding notes.

Summary of the Exchange Offer

The exchange offer	We are offering to exchange the exchange notes, which have been registered under the Securities Act, for your outstanding notes, which were issued on November 4, 2003 in the initial offering. In order to be exchanged, an outstanding note must be properly tendered and accepted. All outstanding notes that are validly tendered and not validly withdrawn will be exchanged. We will issue exchange notes promptly after the expiration of the exchange offer.

Resales	We believe that the exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act provided that:

• the exchange notes are being acquired in the ordinary course of your business;

• you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the exchange notes issued to you in the exchange offer; and

• you are not an affiliate of ours.

If any of these conditions are not satisfied and you transfer any exchange notes issued to you in the exchange offer without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes from these requirements you may incur liability under the Securities Act. We will not assume, nor will we indemnify you against, any such liability.

Each broker-dealer that is issued exchange notes in the exchange offer for its own account in exchange for outstanding notes that were acquired by that broker-dealer as a result of market-marking or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. A broker-dealer may use this prospectus for an offer to resell, resale or other retransfer of the exchange notes issued to it in the exchange offer.

Record date	We mailed this prospectus and the related exchange offer documents to registered holders of outstanding notes on , 2004.

Expiration date	The exchange offer will expire at 5:00 p.m., New York City time, , 2004, unless we decide to extend the expiration date.

Conditions to the exchange offer	The exchange offer is subject to customary conditions, including that the exchange offer not violate applicable law or any applicable interpretation of the staff of the SEC. The exchange offer is not conditioned upon any minimal principal amount of the outstanding notes being tendered.

Procedures for tendering outstanding notes	If you wish to tender your notes for exchange in this exchange offer, you must transmit to the exchange agent on or before the expiration date either:

• an original or a facsimile of a properly completed and duly executed letter of transmittal, which accompanies this prospectus, together with your outstanding notes and any other documentation required by the letter of transmittal, at the address provided on the cover page of the letter of transmittal; or

• If the notes you own are held of record by Cede & Co., as nominee of The Depository Trust Company, or “DTC,” in book-entry form and you are making delivery by book-entry transfer, a computer-generated message transmitted by means of the Automated Tender Offer Program System of DTC, or “ATOP,” in which you acknowledge and agree to be bound by the terms of the letter of transmittal and which, when received by the exchange agent, forms a part of a confirmation of book-entry transfer. As part of the book-entry transfer, DTC will facilitate the exchange of your notes and update your account to reflect the issuance of the exchange notes to you. ATOP allows you to electronically transmit your acceptance of the exchange offer to DTC instead of physically completing and delivering a letter of transmittal to the notes exchange agent.

In addition, you must deliver to the exchange agent on or before the expiration date:

• a timely confirmation of book-entry transfer of your outstanding notes into the account of the notes exchange agent at DTC if you are effecting delivery of book-entry transfer, or

• if necessary, the documents required for compliance with the guaranteed delivery procedures.

Special procedures for beneficial owners	If you are the beneficial owner of book-entry interests and your name does not appear on a security position listing of DTC as the holder of the book-entry interests or if you are a beneficial owner of outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender the book-entry interest or outstanding notes in the exchange offer, you should contact the person in whose name your book-entry interests or outstanding notes are registered promptly and instruct that person to tender on your behalf.

Guaranteed delivery procedures	If you wish to tender your outstanding notes and:

• time will not permit your notes or other required documents to reach the exchange agent by the expiration date; or

• the procedure for book-entry transfer cannot be completed on time;

you may tender your notes by completing a notice of guaranteed delivery and complying with the guaranteed delivery procedures.

Withdrawal rights	You may withdraw the tender of your outstanding notes at any time prior to 5:00 p.m., New York City time on , 2004.

Federal income tax considerations	We believe that the exchange of outstanding notes will not be a taxable event for United States federal income tax purposes.

Use of proceeds	We will not receive any proceeds from the issuance of exchange notes pursuant to the exchange offer. We will pay all of our expenses incident to the exchange offer.

Exchange agent	BNY Midwest Trust Company is serving as the exchange agent in connection with the exchange offer.

Summary of Terms of the Exchange Notes

      The form and terms of the exchange notes are the same as the form and terms of the outstanding notes, except that the exchange notes will be registered under the Securities Act. As a result, the exchange notes will not bear legends restricting their transfer and will not contain the registration rights and liquidated damage provisions contained in the outstanding notes. The exchange notes represent the same debt as the outstanding notes. Both the outstanding notes and the exchange notes are governed by the same indenture. Unless the context otherwise requires, we use the term “notes” in this prospectus to collectively refer to the outstanding notes and the exchange notes.

Issuer	Dura Operating Corp., a Delaware corporation.

Securities	$50.0 million in principal amount of 8 5/8% Senior Notes due 2012. The exchange notes will be substantially identical to our existing $350 million 8 5/8% Senior Notes due 2012, Series B, which were issued pursuant to an indenture dated as of April 18, 2002. The exchange notes will be identical to, and will trade as a single series with, such 8 5/8% Senior Notes due 2012, Series B (CUSIP No. 26632QAK9).

Maturity	April 15, 2012.

Interest payment dates	April 15 and October 15, commencing April 15, 2004.

Optional redemption	On or after April 15, 2007, we may redeem some or all of the exchange notes at any time at the redemption prices described in “Description of notes — Optional redemption.” At any time prior to April 15, 2005, we may redeem up to 35% of the exchange notes with the proceeds of certain public offerings of the common equity of Parent or the Issuer at the price listed in “Description of notes — Optional redemption.”

Guarantees	The exchange notes will be unconditionally guaranteed by Parent and by each material existing and future domestic subsidiary of the Issuer on a senior unsecured basis.

Ranking	The exchange notes are general unsecured obligations of the Issuer. Accordingly, they will rank:

• behind all existing and future secured debt of the Issuer to the extent of the value of the assets securing such debt;

• equally with all existing and future unsecured debt of the Issuer that does not expressly provide that it is subordinated to the exchange notes;

• ahead of any of the existing and future debt of the Issuer that expressly provides that it is subordinated to the exchange notes; and

• structurally behind all of the existing and future liabilities of the Issuer’s subsidiaries that are not guarantors.

As of September 30, 2003, after giving effect to the offering of our outstanding notes and the application of the net proceeds therefrom, the exchange notes would have been effectively subordinated to approximately $150.7 million of secured indebtedness of the Issuer and approximately $554.7 million of total liabilities (including trade payables) of subsidiaries of the Issuer that are not guarantors and would have ranked equally with approximately $350.0 million of indebtedness of the Issuer.

Covenants	We will issue the exchange notes under an indenture, dated as of April 18, 2002, among the Issuer, the guarantors and BNY Midwest Trust Company, as trustee, which we refer to as the “indenture.” The indenture, among other things, restricts our ability and the ability of our restricted subsidiaries to:

• borrow money;

• pay dividends on stock or repurchase stock;

• make investments;

• use assets as security in other transactions;

• enter into agreements that restrict dividends from subsidiaries;

• enter into transactions with affiliates; and

• sell certain assets or merge with or into other companies.

The covenants are subject to certain significant exceptions. See “Description of notes — Certain covenants.”

Mandatory offers to purchase	If we experience a change of control, we may be required to offer to purchase the exchange notes at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest, if any.

Certain asset dispositions may require us to use the excess proceeds from those asset dispositions to make an offer to purchase the exchange notes at 100% of their principal amount, together with accrued and unpaid interest, if any, to the date of purchase if such proceeds are not otherwise applied within 365 days to certain specified uses.

Use of proceeds	We used the net proceeds of the offering of the outstanding notes to replenish cash balances used to finance the acquisition of the Creation Group in July 2003. Such cash balances will be available for general corporate purposes, including working capital and capital expenditures.

Risk factors

      You should refer to the section entitled “Risk Factors” for an explanation of certain risks of participating in the exchange offer.

Summary consolidated financial data

      The summary consolidated financial data set forth below as of December 31, 2001 and 2002 and for each of the years in the three-year period ended December 31, 2002 have been derived from our audited consolidated financial statements. The summary historical financial data as of December 31, 2000, September 30, 2002 and 2003, and for each of the nine-month periods then ended are unaudited. In the opinion of management, the unaudited historical financial data below were prepared on the same basis as the audited historical financial data, and include all adjustments, consisting only of normal, recurring adjustments, necessary for fair statement of this information.

      We have incorporated our consolidated financial statements as of December 31, 2001 and 2002 and for the years ended December 31, 2000, 2001 and 2002 by reference to our Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and our consolidated financial statements as of September 30, 2003 and for the nine-month periods ended September 30, 2002 and 2003 by reference to our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2003.

      The following summary consolidated financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited consolidated financial statements and the related notes incorporated by reference into this prospectus. See “Incorporation by reference.”

Dura Automotive Systems, Inc.(1)

				Nine Months Ended
	Year Ended December 31,			September 30,

	2000	2001	2002	2002	2003

	(Dollars in thousands)
Statement of Operations Data:
Revenues	$2,465,416	$2,333,705	$2,360,323	$1,783,781	$1,753,633
Cost of sales	2,084,428	2,013,585	2,035,021	1,536,571	1,537,848

Gross profit	380,988	320,120	325,302	247,210	215,785
Selling, general and administrative expenses	153,931	134,380	135,571	102,550	114,805
Facility consolidation, product recall and other charges	14,948	24,119	16,121	2,780	(2,016)
Amortization expense	27,091	26,725	989	757	212

Operating income	185,018	134,896	172,621	141,123	102,784
Interest expense, net	111,929	100,514	83,908	64,415	61,627
Loss on early extinguishment of debt(2)	—	—	5,520	5,520	—

Income from continuing operations before provision for income taxes and minority interest	73,089	34,382	83,193	71,188	41,157
Provision for income taxes	29,904	10,589	37,605	23,013	13,994
Minority interest — dividends on trust preferred securities, net	2,445	2,569	2,486	1,865	2,051

Income from continuing operations	40,740	21,224	43,102	46,310	25,112
Income (loss) from discontinued operations, net	1,037	(10,005)	(126,581)	(39,124)	81

Income (loss) before accounting change	41,777	11,219	(83,479)	7,186	25,193
Cumulative effect of change in accounting, net(3)	—	—	(205,192)	(205,192)	—

Net income (loss)	$41,777	$11,219	$(288,671)	$(198,006)	$25,193

				Nine Months Ended
	Year Ended December 31,			September 30,

	2000	2001	2002	2002	2003

	(Dollars in thousands)
Cash Flow Information:
Net cash provided by (used in):
Operating activities	$137,334	$232,635	$204,240	$154,829	$39,118
Investing activities	(119,120)	(68,092)	(23,332)	(7,756)	(103,901)
Financing activities	16,099	(133,547)	(20,681)	(24,849)	(3,947)
Other Financial Data:
Depreciation and amortization	$79,873	$89,634	$69,321	$53,213	$56,167
Capital expenditures, net	100,010	68,092	54,312	38,878	46,217
Cash paid for interest expense	119,529	95,729	81,584	43,261	42,677
EBITDA(4)	264,891	224,530	241,942	194,336	158,951
EBITDA margin	10.7%	9.6%	10.3%	10.9%	9.1%
Ratio of earnings to fixed charges(5)	1.5x	1.3x	1.9x	1.9x	1.5x
Balance Sheet Data (at end of period):
Cash and cash equivalents	$30,438	$32,289	$143,237	$123,284	$77,355
Working capital	169,005	80,642	212,063	191,328	203,187
Total assets	2,357,047	2,121,604	1,936,933	2,265,923	2,025,053
Total debt(6)	1,218,891	1,072,569	1,106,731	1,095,519	1,114,555
Mandatorily redeemable convertible trust preferred securities(7)	55,250	55,250	55,250	55,250	55,250
Stockholders’ investment	453,394	442,397	204,802	478,951	279,693

(1)	The financial information presented is that of Parent. No separate financial information for the Issuer has been provided in this prospectus because Parent’s financial information is materially the same as the Issuer’s financial information as a result of the fact that: (i) Parent does not itself conduct any operations but rather all of our operations are conducted by the Issuer and its direct and indirect subsidiaries; (ii) Parent has no material assets other than the capital stock of the Issuer; (iii) all of the assets and liabilities shown in the consolidated financial statements for Parent are located at the Issuer and its direct and indirect subsidiaries; and (iv) Parent will unconditionally guarantee the exchange notes.

(2)	In accordance with the adoption of SFAS No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections,” effective January 1, 2003, we have reclassified losses from the write-off of debt issuance costs from an extraordinary item to a component of income from continuing operations. For the year ended December 31, 2002 and the nine months ended September 30, 2002, the previously reported loss on early extinguishment of debt, net, of $3,422 for such periods was reclassified to a component of income from continuing operations in the amount of a $5,520 loss and the related income tax benefit of $2,098 was reclassified to the provision for income taxes.

(3)	Reflects the write-off of goodwill in connection with the adoption of SFAS No. 142, “Goodwill and Other Intangible Assets.” Upon the completion of the required assessments under SFAS No. 142, we determined that the fair market value of the goodwill assigned to two reporting units was lower than book value, which resulted in the transitional impairment change.

(4)	“EBITDA” is operating income plus depreciation and amortization. EBITDA does not represent and should not be considered as an alternative to net income or operating income as determined by generally accepted accounting principles, and our calculation thereof may not be comparable to that reported by other companies. EBITDA is included in this prospectus because it is a basis upon which we assess our performance and liquidity position and because certain covenants in our borrowing arrangements are tied to similar measures. We believe that it is widely accepted that EBITDA provides useful information regarding a company’s ability to service and/or incur indebtedness. This belief is based, in part, on our negotiations with our lenders who have required that the interest payable under our senior credit facility be based, in part, on our ratio of consolidated senior funded indebtedness to EBITDA. EBITDA does not take into account our working capital requirements, debt service requirements and other commitments and, accordingly, is not necessarily indicative of amounts that may be available for discretionary use.

      The following table reconciles EBITDA and net income for the periods indicated:

				Nine Months Ended
	Year Ended December 31,			September 30,

	2000	2001	2002	2002	2003

Net Income (loss)	$41,777	$11,219	$(288,671)	$(198,006)	$25,193
Add:
Cumulative effect of change in accounting, net	—	—	(205,192)	(205,192)	—
Income (loss) from discontinued operations, net	1,037	(10,005)	(126,581)	(39,124)	81
Minority interest — dividends on trust preferred securities, net	2,445	2,569	2,486	1,865	2,051
Provision for income taxes	29,904	10,589	37,605	23,013	13,994
Loss on early extinguishment of debt	—	—	5,520	5,520	—
Interest expenses, net	111,929	100,514	83,908	64,415	61,627
Depreciation and amortization	79,873	89,634	69,321	53,213	56,167

EBITDA	$264,891	$224,530	$241,942	$194,336	$158,951

(5)	In calculating the ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest expense (which includes amortization of deferred financing costs and debt issuance costs) and one-third of rental expense, deemed representative of that portion of rental expense estimated to be attributable to interest. Our ratio of earnings to fixed charges for the nine-month period ended September 30, 2003, on an as adjusted basis after giving effect to the offering of the outstanding notes, would have been 1.5x.

(6)	Total debt as of December 31, 2002, September 30, 2002 and September 30, 2003 includes the fair market value of interest rate swaps of $30,523, $32,598 and $31,136, respectively, which is reflected as long-term debt on our consolidated balance sheet.

(7)	Represents the 7 1/2% Mandatorily Redeemable Convertible Trust Preferred Securities due 2028 (the “Trust Preferred Securities”) issued by the Dura Automotive Systems Capital Trust (“Dura Trust”), a wholly owned statutory business trust of Parent, in March 1998. The sole assets of the Dura Trust are approximately $57,000 principal amount of Parent’s 7 1/2% convertible subordinated debentures due March 31, 2028, such amount being the sum of the stated liquidation preference of the Trust Preferred Securities and the capital contributed by Parent in exchange for the common securities of the Dura Trust. Parent has guaranteed, on a subordinated basis, certain obligations of the Dura Trust under the Trust Preferred Securities. In January 2003, the FASB issued FASB Interpretation No. (“FIN”) 46, “Consolidation of Variable Interest Entities.” This interpretation addresses the consolidation of variable interest entities, including entities commonly referred to as special purpose entities. We are required to apply FIN 46 to all new variable interest entities created or acquired after January 31, 2003. In October 2003, the FASB issued FASB Staff Position (“FSP”) FIN 46-6, “Effective Date of FIN 46, Consolidation of Variable Interest Entities.” FSP FIN 46 extended the required effective date of FIN 46 for variable interest entities created or acquired prior to February 1, 2003. We will be required to apply FIN 46 to such entities effective December 31, 2003. We are currently assessing the impact of the adoption of FIN 46 and believe it will result in a reclassification of the Trust Preferred Securities from the mezzanine section of the balance sheet to other long-term liabilities. In addition, we believe the adoption of FIN 46 will result in a reclassification of “Minority Interest — Dividends on Trust Preferred Securities, net,” from its current classification in the statement of operations to “Interest expense” on a gross basis.

RISK FACTORS

      You should carefully read and consider each of the risk factors set forth below, in addition to the other information contained in or incorporated by reference into this prospectus, when deciding whether to participate in the exchange offer. You should be prepared to accept the occurrence of any and all of the risks associated with the notes, including a loss of all of your investment.

Risks associated with the exchange offer

Because there is no public market for the exchange notes, you may not be able to resell your exchange notes.

      The exchange notes will be registered under the Securities Act, but will constitute a new issue of securities with no established trading market, and there can be no assurance as to:

•	the liquidity of any trading market that may develop;

•	the ability of holders to sell their exchange notes; or

•	the price at which the holders would be able to sell their exchange notes.

If a trading market were to develop, the exchange notes might trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar debentures and our financial performance.

      We understand that the initial purchasers presently intend to make a market in the notes. However, they are not obligated to do so, and any market-making activity with respect to the notes may be discontinued at any time without notice. In addition, any market-making activity will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934, and may be limited during the exchange offer or the pendency of an applicable shelf registration statement. There can be no assurance that an active trading market will exist for the notes or that any trading market that does develop will be liquid.

      In addition, any outstanding note holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes may be deemed to have received restricted securities, and if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. For a description of these requirements, see “Exchange Offer.”

Your outstanding notes will not be accepted for exchange if you fail to follow the exchange offer procedures and, as a result, your notes will continue to be subject to existing transfer restrictions and you may not be able to sell your outstanding notes.

      We will not accept your notes for exchange if you do not follow the exchange offer procedures. We will issue exchange notes as part of this exchange offer only after a timely receipt of your outstanding notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you want to tender your outstanding notes, please allow sufficient time to ensure timely delivery. If we do not receive your notes, letter of transmittal and other required documents by the expiration date of the exchange offer, we will not accept your notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of outstanding notes for exchange. If there are defects or irregularities with respect to your tender of notes, we will not accept your notes for exchange. For more information, see “Exchange Offer.”

If you do not exchange your outstanding notes, your outstanding notes will continue to be subject to the existing transfer restrictions and you may not be able to sell your outstanding notes.

      We did not register the outstanding notes, nor do we intend to do so following the exchange offer. Outstanding notes that are not tendered will therefore continue to be subject to the existing transfer restrictions and may be transferred only in limited circumstances under the securities laws. If you do not exchange your outstanding notes, you will lose your right to have your outstanding notes registered under the federal securities laws. As a result, if you hold outstanding notes after the exchange offer, you may not be able to sell your outstanding notes.

Risks relating to Dura and the automotive and recreational vehicle supply industries

We are dependent on our largest customers and on selected vehicle programs.

      We are dependent on Ford, GM, Lear Corporation and DaimlerChrysler as our largest customers. Our revenues from Ford, GM, Lear Corporation and DaimlerChrysler represented approximately 26%, 14%, 12% and 10%, respectively, of our revenues for 2002. The loss of Ford, GM, Lear Corporation, DaimlerChrysler or any other significant customer could have a material adverse effect on us. The contracts we typically enter into with many of our customers, including Ford, GM, Lear Corporation and DaimlerChrysler, provide for supplying the customers’ requirements for a particular model, rather than for manufacturing a specific quantity of products. Such contracts range from one year to the life of the platform or model, usually three to seven years, and do not require the purchase by the customer of any minimum number of parts. Therefore, the loss of any one of such customers or a significant reduction in demand for certain other key models or a group of related models sold by any of our major customers could have a material adverse effect on our existing and future revenues and net income. We are also involved in product liability claims with certain of our significant customers. As a result of these claims, it is possible that our relationship with these customers could be adversely affected.

Our inability to compete effectively in the highly competitive automotive supply industry could result in the loss of customers, which could have an adverse effect on our revenues and operating results.

      The automotive component supply industry is highly competitive. Some of our competitors are companies, or divisions or subsidiaries of companies, that are larger and have greater financial and other resources than we do. In addition, with respect to certain of our products, we compete with divisions of our OEM customers. There can be no assurance that our products will be able to compete successfully with the products of these other companies, which could result in the loss of customers and, as a result, decrease revenues and profitability.

      We principally compete for new business both at the beginning of the development of new models and upon the redesign of existing models by our major customers. New model development generally begins two to five years prior to the marketing of such models to the public. The failure to obtain new business on new models or to retain or increase business on redesigned existing models could adversely affect our business and financial results. In addition, as a result of the relatively long lead times required for many of our complex structural components, it may be difficult in the short-term for us to obtain new sales to replace any unexpected decline in the sale of existing products. We may incur significant expense in preparing to meet anticipated customer requirements which may not be recovered.

Our gross margin and profitability will be adversely affected by the inability to reduce costs or increase prices.

      There is substantial continuing pressure from the major OEMs to reduce costs, including the cost of products purchased from outside suppliers. In addition, our business is very capital intensive, requiring us to maintain a large fixed cost base. Therefore, our profitability is dependent, in part, on our ability to spread fixed production costs over increasing product sales. If we are unable to generate sufficient production cost savings in the future to offset price reductions and any reduction in consumer demand for automobiles resulting in decreased sales, our gross margin and profitability would be adversely affected. In addition, our customers often times require engineering, design or production changes. In some circumstances, we may not be able to achieve price increases in amounts sufficient to cover the costs of these changes.

Cyclicality and seasonality in the automotive, recreation and specialty vehicle markets could adversely affect our revenues and net income.

      The automotive, recreation and specialty vehicle markets are highly cyclical and both markets are dependent on general economic conditions and other factors, including consumer spending preferences and the attractiveness of incentives offered by OEMs, if any. In addition, automotive production and sales can be affected by labor relations issues, regulatory requirements, trade agreements and other factors. Economic factors adversely affecting automotive production and consumer spending could adversely impact our revenues and net income. The volume of automotive production in North America, Europe and the rest of the world has fluctuated, sometimes significantly, from year to year, and such fluctuations give rise to fluctuations in demand for our products. The weakness in the North American automotive, recreation and specialty vehicle markets has adversely affected our operating results in 2002. In addition, because we have significant fixed production costs, relatively modest declines in our customers’ production levels can have a significant adverse impact on our profitability.

      Our business is also somewhat seasonal. We typically experience decreased revenues and operating income during the third calendar quarter of each year due to the impact of scheduled OEM plant shutdowns in July and August for OEM employee vacations and new model changeovers.

We are subject to certain risks associated with our foreign operations that could harm our revenues and profitability.

      We have significant operations in Europe, Canada and Latin America. Certain risks are inherent in international operations, including:

•	difficulty of enforcing agreements and collecting receivables through certain foreign legal systems;

•	foreign customers may have longer payment cycles than customers in the United States;

•	tax rates in certain foreign countries may exceed those in the United States and foreign earnings may be subject to withholding requirements or the imposition of tariffs, exchange controls or other restrictions;

•	currency fluctuations and devaluations;

•	general economic conditions, political unrest and terrorists attacks against American interests in countries where we operate may have an adverse effect on our operations in those countries;

•	exposure to possible expropriation or other governmental actions;

•	difficulties associated with managing a large organization spread throughout various countries; and

•	required compliance with a variety of foreign laws and regulations.

      As we continue to expand our business globally, our success will be dependent, in part, on our ability to anticipate and effectively manage these and other risks. We cannot assure you that these and other factors will not have a material adverse effect on our international operations or our business, results of operations and financial condition as a whole.

Currency exchange rate fluctuations could have an adverse effect on our revenues and financial results.

      We generate a significant portion of our revenues and incur a significant portion of our expenses in currencies other than U.S. dollars. To the extent that we are unable to match revenues received in foreign currencies with costs paid in the same currency, exchange rate fluctuations in any such currency could have an adverse effect on our revenues and financial results. During times of a strengthening U.S. dollar, our reported sales and earnings from our international operations will be reduced because the applicable local currency will be translated into fewer U.S. dollars. The weakening of the European currencies in relation to the U.S. dollar had a negative impact on our revenues in 2002 and, conversely, the strengthening of such currencies in 2003 has had a positive effect on our revenues during the last nine months.

Our business may be disrupted significantly by work stoppages and other labor matters.

      Many OEMs and their suppliers have unionized work forces. Work stoppages or slow-downs experienced by OEMs or their suppliers could result in slow-downs or closures of assembly plants where our products are included in assembled vehicles. For example, strikes by the United Auto Workers led to the shut down of most of GM’s North American assembly plants in June and July 1998. We estimate that this work stoppage at GM’s facilities had an unfavorable impact of approximately $16.7 million on our 1998 revenues. In the event that one or more of our customers experiences a material work stoppage, such work stoppage could have a material adverse effect on our business.

      In addition, as of September 30, 2003, approximately 36% of our employees were unionized. We have collective bargaining agreements with several unions including the United Auto Workers, the Canadian Auto Workers, the International Brotherhood of Teamsters and the International Association of Machinists and Aerospace Workers. Virtually all of our unionized facilities in the United States and Canada have separate contracts with the union which represents the workers employed there, with each such contract having an expiration date independent of its other labor contracts. The majority of our European and Mexican employees are members of industrial trade union organizations and confederations within their respective countries. Many of these organizations and confederations operate under national contracts which are not specific to any one employer. As a result, we may encounter strikes, further unionization efforts or other types of conflicts with labor unions or our employees, any of which could have an adverse effect on our operations or may limit our flexibility in dealing with our workforce.

Our operating results may be adversely affected by environmental and safety requirements and liabilities to which we are subject.

      We are required to comply with federal, state, local and foreign laws and regulations governing the protection of the environment and occupational health and safety, including laws regulating the generation, storage, handling, use and transportation of hazardous materials; the emission and discharge of hazardous materials into soil, air or water; and the health and safety of our workplaces and employees. We are also required to obtain and comply with environmental permits for certain operations. We cannot assure you that we are at all times in complete compliance with such requirements. If we violate or fail to comply with them, we could become the subject of proceedings by enforcement authorities seeking to impose fines and other sanctions. In some instances, such a fine or sanction could be material. In addition, these requirements may become more stringent over time and we cannot assure you that we will not incur material environmental costs or liabilities in the future. We have made and will continue to make capital and other expenditures to comply with environmental requirements.

      We are also subject to laws concerning the presence of hazardous substances. Under these laws, we could be held liable for costs and damages, and have obligations imposed on us, relating to contamination at our past or present facilities and at third-party sites to which these facilities sent waste containing hazardous substances. Such liabilities can include the costs of investigating and cleaning up of contamination, damages for toxic torts (including damages to health, wrongful death and loss of property values), and damages to natural resources. Some of our operations involve the storage, handling, generation and disposal of hazardous substances, as did some of the facilities that we (or any predecessors of our subsidiaries) formerly operated. If a release of hazardous substances occurs or is identified at or from any current or former properties or at a landfill or another location where we (or any predecessors of our subsidiaries) have been involved, we may incur liabilities or become subject to obligations that could be material. We have had to incur costs with respect to contamination at such properties in the past; and we are currently conducting a cleanup of contamination at our facility in Brazil and monitoring contamination at certain facilities, including Mancelona, Michigan, Elkhart, Indiana and a former facility in Aurora, Ontario, which could result in material expenditures.

We may be adversely affected by product liability exposure claims.

      We face an inherent business risk of exposure to product liability claims in the event that the failure of our products to perform to specifications results, or is alleged to result, in property damage, bodily injury and/or death. We cannot assure you that we will not incur significant costs to defend these claims or that we will not experience any material product liability losses in the future. In addition, if any Dura-designed products are or are alleged to be defective, we may be required to participate in a recall involving those products.

      Each OEM has its own policy regarding product recalls and other product liability actions relating to its suppliers. However, as suppliers become more integrally involved in the vehicle design process and assume more vehicle assembly functions, OEMs are increasingly looking to their suppliers for contribution when faced with product recalls, product liability or warranty claims. We cannot assure you that the future costs associated with providing product warranties will not be material. A successful product liability claim brought against us in excess of available insurance coverage or a requirement to participate in any product recall may have a material adverse effect on our results of operations or financial condition. In addition, OEMs are also increasingly requiring their outside suppliers to guarantee or warrant their products and bear the costs of repair and replacement of such products under new vehicle warranties. Depending on the terms under which we supply products to an OEM, an OEM may hold us responsible for some or all of the repair or replacement costs of defective products under new vehicle warranties, when the product supplied did not perform as represented.

      In late 1994, Ford issued a recall of a series of manual transmission Ford F-Series pickups to repair the self-adjust parking brakes originally manufactured by the brake and cable business of Alkin Co. (which we acquired in August 1994). The type of alleged failures that prompted the F-Series recalls have led to a number of claims and lawsuits filed against Ford, one of which culminated in a July 1998 award of punitive damages against Ford of more than $151.0 million (which was subsequently reduced on appeal to $69.0 million), which Ford appealed. In December 2002, the Ninth Circuit Court of Appeals issued an opinion remanding the case for a new trial on punitive damages because the trial court failed to limit the punitive damages award to a reasonable amount. We may be subject to claims brought directly against us by injured occupants of Ford vehicles and to claims for contribution or indemnification asserted by Ford. The agreement relating to the acquisition of Alkin’s brake and cable business provided that we are liable for (1) claims arising out of accidents that take place on or after August 31, 1994 and (2) other claims to the extent any losses suffered by Alkin relating to such claims are not paid by Alkin’s insurance policies (either because they are not over the deductible amount, because Alkin’s policy limits have been exceeded or because they are not covered by Alkin’s insurance policies for other reasons). We are not presently aware of any other open self-adjusting parking brake claims against Ford with respect to which Ford may elect to seek contribution from us. We have attempted to work with Ford to address the claims arising from the self-adjusting parking brakes and do not believe that these claims have adversely affected our business relationship with Ford.

      In June 2000, we settled two product recall matters involving speed control and secondary hood latches manufactured for Ford through a cost sharing agreement with Ford. In connection with the settlement, we paid $40.0 million to resolve Ford’s claims relating to these recalls.

      In December 2002, we received a claim from Nissan/ Renault requesting payment for a recall of its Almera and Tino vehicles due to alleged malfunctions of the parking brake mechanism. This recall included approximately 125,000 vehicles manufactured world-wide. We are currently working with Nissan/ Renault to resolve this matter.

      We carry insurance for certain legal matters including product liability; however, we no longer carry insurance for warranty matters, as the cost and availability for such insurance, in the opinion of management, is cost prohibitive or not available. We have established reserves for matters that are probable and estimable in amounts management believes are adequate to cover reasonable adverse judgments not covered by insurance; however, we cannot assure you that these reserves will be adequate to cover all warranty matters that could possibly arise. The outcome of the various legal actions and claims that are discussed above or other legal actions and claims that are incidental to our business may have a material adverse impact on our consolidated financial position, results of operations or cash flows.

Technological and regulatory changes may adversely affect us.

      Changes in legislative, regulatory or industry requirements or competitive technologies may render certain of our products obsolete. Our ability to anticipate changes in technology and regulatory standards and to develop and introduce new and enhanced products successfully on a timely basis will be a significant factor in our ability to grow and to remain competitive. We cannot assure you that we will be able to achieve the technological advances that may be necessary for us to remain competitive or that certain of our products will not become obsolete. We are also subject to the risks generally associated with new product introductions and applications, including lack of market acceptance, delays in product development and failure of products to operate properly.

Certain stockholders currently control all matters submitted to a stockholder vote.

      Onex Corporation, Alkin Co. and certain other stockholders associated with Dura or Hidden Creek beneficially own all of our outstanding shares of Class B common stock, representing approximately 51.2% of the combined voting power of our outstanding common stock as of September 30, 2003. Each share of Class B common stock has ten votes, as compared to one vote for each share of Class A common stock. As a result of such stock ownership, these stockholders are able to control the vote on all matters submitted to a vote of the holders of our common stock, including the election of directors, amendments to our restated certificate of incorporation and by-laws and approval of significant corporate mergers. Such consolidation of voting power could also have the effect of delaying, deterring or preventing a change in control of Dura or another transaction that might be otherwise beneficial to you as a debtholder. In addition, certain of the holders of our Class B common stock may prevent us from issuing additional equity in order to maintain their percentage ownership of the Company.

We may make strategic acquisitions and alliances, which present additional risks.

      Part of our growth strategy includes pursuing strategic acquisitions and alliances. We cannot assure you that we will be able to consummate acquisitions or alliances in the future on terms acceptable to us, if at all. In addition, we cannot assure you that the integration of any future acquisitions will be successful or that the expected strategic benefits of any future acquisitions or alliances will be realized. Acquisitions may involve a number of special risks, including, but not limited to:

•	adverse short-term effects on our reported operating results;

•	diversion of management’s attention;

•	difficulties assimilating and integrating the operations of the acquired company with our own; and

•	unanticipated liabilities or contingencies relating to the acquired company.

We may incur restructuring charges that would reduce our earnings.

      During the last several years, we have evaluated our worldwide manufacturing capacity utilization and opportunities for cost savings in light of conditions in the North American and European automotive and recreation vehicle markets. As a result of these evaluations, we have taken several actions including closing certain facilities, combining facilities, reducing and consolidating certain support activities and disposing of certain business units. We have recorded restructuring charges and charges related to discontinued operations as a result of these actions over the last several years. For example, we recorded a loss from the sale of our European mechanical assemblies business of approximately $107.4 million in the fourth quarter of 2002, of which a total of approximately $15.0 million is estimated to be paid in cash. Our reported earnings will be reduced in the event that we incur additional charges in the future as a result of any additional restructuring activities undertaken by us.

If we are unable to obtain our raw materials at favorable prices, it could adversely impact our financial condition.

      Numerous raw materials are used in the manufacture of our products. Our principal raw materials include (1) coil steel and resin in mechanism production, (2) metal wire and resin in cable production and (3) glass in window systems. The types of steel we purchase include hot and cold rolled, galvanized, organically coated and aluminized steel. Overall, steel accounted for the most significant component of our raw material costs in 2002. The domestic steel industry has experienced substantial financial instability due to numerous factors, including energy costs and the effect of foreign competition. The prices of our principal raw materials continually fluctuate. Moreover, we may be materially and adversely affected by the failure of our suppliers to perform as expected. In addition, we may be unable to pass on the increased costs of raw materials to our customers. Our inability to pass on increased raw material costs to our customers could adversely affect our business, results of operations and financial condition.

We might fail to adequately protect our intellectual property or third parties might assert that our technologies infringe on their intellectual property.

      As part of our business strategy, we intend to accelerate our investment in new product and process technologies in an effort to strengthen and differentiate our product portfolio. As a result, we believe that the protection of our intellectual property will become increasingly important to our business. We rely on a combination of patents, trade secrets, trademarks and copyrights to provide protection in this regard, but this protection might be inadequate. For example, our pending or future patent applications might not be approved or, if allowed, they might not be of sufficient strength or scope. Conversely, third parties might assert that our technologies infringe their proprietary rights. In either case, litigation, which could result in substantial costs and diversion of our efforts, might be necessary, and whether or not we are ultimately successful, the litigation could adversely affect our business.

Risks related to the notes

Our substantial indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under the notes.

      We have a significant amount of indebtedness. As of September 30, 2003, after giving effect to the offering of outstanding notes and the application of the net proceeds therefrom, we would have had approximately $1,133.4 million of outstanding debt (excluding the fair market value of interest rate swap agreements), and approximately $279.7 million of stockholders’ investment. In addition, on the same as adjusted basis, we would have had $55.25 million of outstanding Trust Preferred Securities, which we expect to reclassify as a long-term liability for accounting purposes upon our adoption of FIN 46. Our ratio of earnings to fixed charges for the nine-month period ended September 30, 2003, on an as adjusted basis after giving effect to the offering of outstanding notes, would have been 1.5x. In addition, Dura may incur substantial additional indebtedness in the future. Our new senior credit facility provides for revolving credit borrowings of up to $175.0 million (which may be increased up to $200.0 million), subject to compliance with certain financial covenants contained therein.

      Our indebtedness could have several important consequences to you, including but not limited to the following:

•	our ability to obtain additional financing in the future for working capital, capital expenditures, potential acquisition opportunities, general corporate purposes or other purposes may be impaired;

•	fluctuations in market interest rates will affect the cost of our borrowings to the extent not covered by interest rate hedge agreements because a portion of our indebtedness is payable at variable rates;

•	we are more highly leveraged than some of our competitors, which may place us at a competitive disadvantage;

•	the debt service requirements of our indebtedness could make it more difficult for us to make payments on the notes;

•	a substantial portion of our cash flow from operations will be dedicated to the repayment of our indebtedness, including indebtedness we may incur in the future, and will not be available for other purposes, including our operations, capital expenditures and future business opportunities;

•	there would be a material adverse effect on our business and financial condition if we were unable to service our indebtedness or obtain additional financing, as needed; and

•	we may be more vulnerable to economic downturns, may be limited in our ability to withstand competitive pressures and may have reduced flexibility in responding to changing business, regulatory and economic conditions.

      Our ability to service our indebtedness will depend on our future performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors. Certain of these factors are beyond our control. We believe that, based upon current levels of operations, we will be able to meet our debt service obligations when due. Significant assumptions underlie this belief including, among other things, that we will continue to be successful in implementing our business strategy and that there will be no material adverse developments in our business, liquidity or capital requirements. If we cannot generate sufficient cash flow from operations to service our indebtedness and to meet our other obligations and commitments, we might be required to refinance our debt or to dispose of assets to obtain funds for such purpose. There is no assurance that refinancings or asset dispositions could be effected on a timely basis or on satisfactory terms, if at all, or would be permitted by the terms of the indenture or our new senior credit facility. In the event that we were unable to refinance our new senior credit facility or raise funds through asset sales, sales of equity or otherwise, our ability to pay principal of, and interest on, the notes would be impaired.

Despite our substantial indebtedness, we may still incur significantly more debt, which could further exacerbate the risks described above.

      The terms of the indentures governing our outstanding debt securities and our new senior credit facility permit us to incur significant additional indebtedness in the future. If we incur any additional indebtedness that ranks equally with the notes, the holders of the debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of our Company. This may have the effect of reducing the amount of proceeds paid to you. As of September 30, 2003, on an as adjusted basis after giving effect to the offering of the outstanding notes and the application of the net proceeds therefrom, secured indebtedness of the Issuer would have been approximately $150.7 million and, as a result of their respective guarantees of our new senior credit facility, secured indebtedness of Parent and the subsidiary guarantors would have been approximately $148.5 million. The secured indebtedness under the new senior credit facility, including any future borrowings under our new revolving credit facility, will effectively rank senior in right of payment to the notes and the guarantees thereof to the extent of the value of the assets securing such debt in the event of any insolvency, liquidation, reorganization, dissolution or other winding-up of our Company. See “Description of other financing arrangements.”

To service our indebtedness, including the notes, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

      Our ability to make payments on our indebtedness, including the notes, and to fund planned capital expenditures will depend on our ability to generate cash from our operations in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

      Based on our current level of operations, we believe our cash flow from operations, available cash and available borrowings under our new senior credit facility will be adequate to meet our future liquidity needs for the foreseeable future.

      We cannot assure you, however, that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our new senior credit facility or otherwise in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. If we consummate an acquisition, our debt service requirements could increase. We may need to refinance or restructure all or a portion of our indebtedness, including the notes, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including our new senior credit facility and the notes, on commercially reasonable terms or at all. If we cannot service our indebtedness, we may have to take actions such as selling assets, seeking additional equity or reducing or delaying capital expenditures, strategic acquisitions, investments and alliances. We cannot assure you that any such actions, if necessary, could be effected on commercially reasonable terms, or at all.

Restrictive covenants in our new senior credit facility and the indentures governing our debt securities, including the exchange notes, may restrict our ability to pursue our business strategies.

      The indentures governing our debt securities, including the exchange notes, and the new senior credit facility limit our ability, among other things, to:

•	incur additional indebtedness;

•	pay dividends or make certain other restricted payments or investments;

•	make investments;

•	sell assets;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets; and

•	create liens.

      In addition, our new senior credit facility includes other and more restrictive covenants and prohibits us from prepaying our other indebtedness, including the exchange notes, while indebtedness under the new senior credit facility is outstanding. Our new senior credit facility also requires us to achieve specified financial and operating results and maintain compliance with specified ratios and satisfy other financial condition tests. Our ability to comply with these ratios may be affected by events beyond our control.

      The restrictions contained in our new senior credit facility and the indentures governing our debt securities, including the exchange notes, could:

•	limit our ability to plan for or react to market conditions or meet capital needs or otherwise restrict our activities or business plans; and

•	adversely affect our ability to finance our operations, strategic acquisitions, investments or alliances or other capital needs or to engage in other business activities that would be in our interest.

      A breach of any of these restrictive covenants or our inability to comply with the required financial ratios could result in a default under our new senior credit facility. If a default occurs, the lenders under our new senior credit facility may elect to declare all borrowings outstanding, together with accrued interest and other fees, to be immediately due and payable and which would result in an event of default under the notes. The lenders will also have the right in these circumstances to terminate any commitments they have to provide further borrowings. If we are unable to repay outstanding borrowings when due, the lenders under our new senior credit facility will also have the right to proceed against the collateral, including our available cash, granted to them to secure the indebtedness. If the indebtedness under our new senior credit facility and the notes were to be accelerated, we cannot assure you that our assets would be sufficient to repay in full the indebtedness and our other indebtedness, including the notes. See “Description of other financing arrangements,” “Description of notes — Ranking” and “Description of notes — Certain covenants.”

Holders’ right to receive payments on the notes is effectively subordinated to the rights of our existing and future secured creditors. Further, the guarantees of the notes will be effectively subordinated to the guarantors’ secured indebtedness.

      The indebtedness evidenced by the notes is an unsecured obligation of the Issuer and the indebtedness evidenced by the Parent guaranty and the subsidiary guarantees are unsecured obligations of Parent and the subsidiary guarantors, as the case may be. The payment of principal of, premium (if any), and interest on the notes is effectively subordinated in right of payment to all secured indebtedness of the Issuer, including the payment of our senior credit facility. The payment of the Parent guaranty and the subsidiary guarantees are subordinated in right of payment to all secured indebtedness of Parent and the subsidiary guarantors, as the case may be, including Parent’s and the subsidiary guarantors’ respective guarantees of our senior credit facility, in each case to the extent of the value of the assets securing such indebtedness. In the event of a bankruptcy or similar proceeding involving us, our assets, which serve as collateral under our new senior credit facility, will be available to satisfy the obligations under any secured debt before any payments are made on the notes. As of September 30, 2003 after giving effect to the offering of the outstanding notes and the application of the net proceeds therefrom, secured indebtedness of the Issuer would have been approximately $150.7 million and, as a result of their respective guarantees of our senior credit facility, secured indebtedness of Parent and the subsidiary guarantors would have been approximately $148.5 million.

The notes will be structurally subordinate to all indebtedness of our subsidiaries that are not guarantors of the notes.

      The subsidiary guarantors will include only the Issuer’s material domestic subsidiaries. As a result, the notes will be effectively subordinated to all existing and future liabilities (including trade payables) of our non-guarantor subsidiaries. As a result, any right of the Issuer to participate in any distribution of assets of its non-guarantor subsidiaries upon the liquidation, reorganization or insolvency of any such subsidiary (and the consequential right of the holders of the notes to participate in the distribution of those assets) will be subject to the prior claims of such subsidiary’s creditors. For the year ended December 31, 2002, non-guarantor subsidiaries represented approximately 42.3% of our net sales, approximately 25.7% of our operating income and did not provide any cash flow from operating activities. For the nine months ended September 30, 2003, non-guarantor subsidiaries represented approximately 48.9% of our net sales, approximately 54.2% of our operating income and approximately 17.4% of cash flows from operating activities. As of December 31, 2002 and September 30, 2003, non-guarantor subsidiaries represented approximately 52.8% and 55.0%, respectively, of our total assets, had approximately $285.3 million and $258.3 million, respectively, of outstanding current liabilities and had approximately $608.9 million and $554.7 million, respectively, of total liabilities. In addition, the indenture permits, subject to some limitations, these subsidiaries to incur additional indebtedness and does not contain any limitation on the amount of other liabilities that may be incurred by these subsidiaries. For condensed consolidated guarantor and non-guarantor financial information, see note 15 to the condensed consolidated financial statements contained in Dura’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2003 and note 16 to our consolidated financial statements contained in Dura’s Annual Report on Form 10-K for the year ended December 31, 2002, each of which are incorporated by reference into this prospectus.

Parent’s sole source of operating income is derived from the Issuer. You should not rely on the Parent guaranty in evaluating an investment in the notes.

      Parent has unconditionally guaranteed the notes on an unsecured basis. Parent is a holding company whose sole source of operating income and cash flow is derived from the Issuer and whose only material asset is the Issuer’s capital stock. Accordingly, Parent’s cash flow and ability to service indebtedness, including the ability to pay the interest on and principal of the notes when due, will be dependent upon the earnings and cash flow of, and dividends and distributions from, the Issuer to perform on the Parent guaranty. Any payment of dividends, distributions, loans or advances to the Issuer by our subsidiaries could be subject to restrictions on dividends or repatriation of earnings under applicable local law and monetary transfer restrictions in the jurisdictions in which its subsidiaries operate. In addition, payments to Issuer by its subsidiaries will be contingent upon those subsidiaries’ earnings. As a result, the Parent guaranty provides little, if any, additional credit support for the notes and investors should not rely on the Parent guaranty in evaluating whether to invest in the notes.

There is no assurance that the Issuer will be able to purchase the notes upon a change of control.

      If either the Issuer or Parent undergoes a “change of control” (as defined in the indenture relating to the notes), we may need to refinance large amounts of our debt, including the notes, our existing senior notes, our senior subordinated notes and borrowings under our new senior credit facility. If a change of control occurs, we must offer to buy back the notes for a price equal to 101% of the notes’ principal amount, plus any interest which has accrued and remains unpaid as of the repurchase date. We would fund any repurchase obligation with our available cash, cash generated from other sources such as borrowings, sales of equity, or funds provided by a new controlling person. However, we cannot assure you that there will be sufficient funds available for any required repurchases of the notes if a change of control occurs. In addition, our new senior credit facility prohibits us from repurchasing the notes after a change of control until we first repay our debt under our new senior credit facility in full. If we fail to repurchase the notes in that circumstance, we will go into default under the indentures governing the notes and our existing senior notes, the indenture governing our senior subordinated notes and our new senior credit facility. Any future debt that we incur may also contain restrictions on repayment which come into effect upon a change of control. If any change of control occurs, we cannot assure you that we will have sufficient funds to satisfy all of our debt obligations. These buyback requirements may also delay or make it harder for others to obtain control of Parent or the Issuer. However, certain other important corporate events, such as leveraged recapitalizations, that would increase the level of our indebtedness, would not necessarily constitute a change of control under the indenture governing the notes. Furthermore, the definition of “change of control” includes a phrase relating to the direct or indirect sale, lease, transfer conveyance or other disposition of “all or substantially all” of our property and assets. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the issuer to repurchase such notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets to another person, entity or group may be uncertain. See “Description of other financing arrangements” and “Description of notes — Repurchase at the option of holders — Change of Control.”

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require noteholders to return payments received from guarantors.

      Under the U.S. bankruptcy law and comparable provisions of state fraudulent transfer and conveyance laws, any guarantees of the notes could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it issued the guarantee and incurred the debt obligations thereunder:

•	issued the guarantee and incurred such obligations with the actual intent of hindering, delaying or defrauding any present or future creditor; or

•	received less than reasonably equivalent value or fair consideration for the incurrence of such obligation; and either (1) is insolvent or rendered insolvent by reason of such incurrence, (2) is engaged in a business or transaction for which the guarantor’s remaining assets constitute unreasonably small capital, or (3) intends to incur, or believes that it will incur, debts beyond its ability to pay such debts as they mature.

      The court would likely find that a guarantor did not receive reasonably equivalent value or fair consideration for its guarantee unless it benefited directly or indirectly from the issuance of the notes.

      The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor may be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•	if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as and when they become due.

      We cannot be certain as to the standard that a court would use to determine whether or not the guarantor was solvent upon issuance of the guarantee or, regardless of the actual standard applied by the court, that the issuance of the guarantee of the notes would not be voided or subordinated to our or any guarantor’s other debt.

      If the guarantees were legally challenged, any guarantee could also be subject to the claim that, since the guarantee was incurred for our benefit, and only directly for the benefit of the guarantor, the obligations of the applicable guarantor were incurred for less than fair consideration. A court could thus void the obligations under the guarantees, subordinate them to the applicable guarantor’s other debt or take other action detrimental to the holders of the notes.

      If the court voided a guarantor’s guarantee, you would no longer have a claim against that guarantor. In addition, the court might direct you to repay any amounts already received from the guarantor. If the court were to void a guarantee, we cannot assure you that funds would be available to pay the notes from another guarantor or from any other source.

FORWARD-LOOKING STATEMENTS

      This prospectus, including information we have incorporated into this prospectus by reference, contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934 that are subject to risks and uncertainties. You should not place undue reliance on those statements because they only speak as of the date of this prospectus. Forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as “believe,” “expect,” “project,” “anticipate,” “intend,” “plan,” “estimate,” or similar expressions. These statements are based on current expectations and assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. As you read and consider this prospectus, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. These factors include:

•	the degree to which we are leveraged;

•	our reliance on major customers and selected models;

•	the cyclicality and seasonality of the automotive, recreation and specialty vehicle markets;

•	our ability to continue to implement our business strategy;

•	general economic or business conditions affecting the automotive industry (which is dependent on consumer spending), either nationally or regionally, being less favorable than expected;

•	our failure to develop or successfully introduce new products or to obtain business related to new and redesigned models;

•	pricing pressures from our customers;

•	increased competition in the automotive components supply market;

•	unforeseen problems associated with international sales, including gains and losses from foreign currency exchange;

•	the risk of exposure to product liability, customer warranty and recall claims;

•	the impact of any labor unrest;

•	implementation of or changes in the laws, regulations or policies governing the automotive industry that could negatively affect the automotive components supply industry;

•	changes in general economic conditions or political unrest in the United States, Europe, Canada or Latin America; and

•	various other factors beyond our control.

      All future written and oral forward-looking statements by us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except for our ongoing obligations to disclose material information as required by the federal securities laws, we do not have any obligation or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events. You should also read carefully the factors described in the “Risk factors” section of this prospectus.

EXCHANGE OFFER

Terms of the Exchange Offer

      Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes accepted in the exchange offer. Any holder may tender some or all of its outstanding notes pursuant to the exchange offer. However, outstanding notes may be tendered only in integral multiples of $1,000.

      The form and terms of the exchange notes are the same as the form and terms of the outstanding notes except that:

(1) the exchange notes bear a series B designation and a different CUSIP number from the outstanding notes;

(2) the exchange notes have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof; and

(3) the holders of the exchange notes will not be entitled to certain rights under the registration rights agreement, including the provisions providing for an increase in the interest rate on the outstanding notes in certain circumstances relating to the timing of the exchange offer, all of which rights will terminate when the exchange offer is terminated.

      The exchange notes will evidence the same debt as the outstanding notes and will be entitled to the benefits of the indenture relating to the outstanding notes.

      As of the date of this prospectus, $50,000,000 aggregate principal amount of the outstanding notes were outstanding. We have fixed the close of business on                     , 2004 as the record date for the exchange offer for purposes of determining the persons to whom this prospectus and the letter of transmittal will be mailed initially. The exchange notes to be issued in the exchange offer will identical to, and will trade as a single series with, our existing $350 million 8 5/8% senior notes due 2012, which were issued pursuant to an indenture dated as of April 18, 2002.

      Holders of outstanding notes do not have any appraisal or dissenters’ rights under the General Corporation Law of Delaware or the indenture relating to the notes in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder.

      We will be deemed to have accepted validly tendered outstanding notes when, as and if we have given oral or written notice thereof to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us.

      If any tendered outstanding notes are not accepted for exchange because of an invalid tender, the occurrence of specified other events set forth in this prospectus or otherwise, the certificates for any unaccepted outstanding notes will be returned, without expense, to the tendering holder thereof promptly after the expiration date of the exchange offer.

      Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes pursuant to the exchange offer. We will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the exchange offer. See “— Fees and Expenses.”

Expiration Date; Extensions; Amendments

      The term “expiration date” will mean 5:00 p.m., New York City time, on [                              ], 2004, unless we, in our sole discretion, extend the exchange offer, in which case the term “expiration date” will mean the latest date and time to which the exchange offer is extended.

      In order to extend the exchange offer, we will notify the exchange agent of any extension by oral or written notice and will mail to the registered holders an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

      We reserve the right, in our sole discretion, (1) to delay accepting any outstanding notes, to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under “— Conditions” have not been satisfied, by giving oral or written notice of any delay, extension or termination to the exchange agent or (2) to amend the terms of the exchange offer in any manner. Any announcement of delay in acceptance, extension, termination or amendment will be followed promptly by oral or written notice thereof to the registered holders.

Interest on the exchange notes

      The exchange notes will bear interest from their date of issuance. Holders of outstanding notes that are accepted for exchange will receive, in cash, accrued interest thereon to, but not including, the date of issuance of the exchange notes. Such interest will be paid with the first interest payment on the exchange notes on April 15, 2004. Interest on the outstanding notes accepted for exchange will cease to accrue upon issuance of the exchange notes.

      Interest on the exchange notes is payable semi-annually on each April 15 and October 15, commencing on April 15, 2004.

Procedures for tendering

      Only a holder of outstanding notes may tender outstanding notes in the exchange offer. To tender in the exchange offer, a holder must complete, sign and date the letter of transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the letter of transmittal or transmit an agent’s message in connection with a book-entry transfer, and mail or otherwise deliver the letter of transmittal or the facsimile, together with the outstanding notes and any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date. To be tendered effectively, the outstanding notes, letter of transmittal or an agent’s message and other required documents must be completed and received by the exchange agent at the address set forth below under “— Exchange Agent” prior to 5:00 p.m., New York City time, on the expiration date. Delivery of the outstanding notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of the book-entry transfer must be received by the exchange agent prior to the expiration date.

      The term “agent’s message” means a message, transmitted by a book-entry transfer facility to, and received by, the exchange agent forming a part of a confirmation of a book-entry, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the outstanding notes that the participant has received and agrees: (1) to participate in ATOP; (2) to be bound by the terms of the letter of transmittal; and (3) that we may enforce the agreement against the participant.

      By executing the letter of transmittal, each holder will make to us the representations set forth therein.

      The tender by a holder and our acceptance thereof will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal or agent’s message.

      The method of delivery of outstanding notes and the letter of transmittal or agent’s message and all other required documents to the exchange agent is at the election and sole risk of the holder. As an alternative to delivery by mail, holders may wish to consider overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. No letter of transmittal or outstanding notes should be sent to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for them.

      Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner’s behalf. See “Instructions to Registered Holder and/or Book-Entry Transfer Facility Participant from Beneficial Owner” included with the letter of transmittal.

      Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member of the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program, which we refer to as the “Medallion System”, unless the outstanding notes tendered pursuant to the letter of transmittal are tendered (1) by a registered holder who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on the letter of transmittal or (2) for the account of a member firm of the Medallion System. In the event that signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by a member firm of the Medallion System.

      If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed in this prospectus, the outstanding notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as the registered holder’s name appears on the outstanding notes with the signature thereon guaranteed by a member firm of the Medallion System.

      If the letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, offices of corporations or others acting in a fiduciary or representative capacity, the person signing should so indicate when signing, and evidence satisfactory to us of its authority to so act must be submitted with the letter of transmittal.

      We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the outstanding notes at DTC for the purpose of facilitating the exchange offer, and subject to the establishment thereof, any financial institution that is a participant in DTC’s system may make book-entry delivery of outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent’s account with respect to the outstanding notes in accordance with DTC’s procedures for the transfer. Although delivery of the outstanding notes may be effected through book-entry transfer into the exchange agent’s account at DTC, unless an agent’s message is received by the exchange agent in compliance with ATOP, an appropriate letter of transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the exchange agent at its address set forth below on or prior to the expiration date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under the procedures. Delivery of documents to DTC does not constitute delivery to the exchange agent.

      All questions as to the validity, form, eligibility, including time of receipt, acceptance of tendered outstanding notes and withdrawal of tendered outstanding notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right in our sole discretion to waive any defects, irregularities or conditions of tender as to particular outstanding notes. To the extent we waive any defect, irregularity or condition of tender as to particular outstanding notes, we will waive such defect, irregularity or condition as to all outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within the time we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither we, the exchange agent nor any other person will incur any liability for failure to give the notification. Tenders of outstanding notes will not be deemed to have been made until the defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

Guaranteed Delivery Procedures

      Holders who wish to tender their outstanding notes and (1) whose outstanding notes are not immediately available, (2) who cannot deliver their outstanding notes, the letter of transmittal or any other required documents to the exchange agent or (3) who cannot complete the procedures for book-entry transfer, prior to the expiration date, may effect a tender if:

(A) the tender is made through a member firm of the Medallion System;

(B) prior to the expiration date, the exchange agent receives from a member firm of the Medallion System a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery setting forth the name and address of the holder, the certificate number(s) of the outstanding notes and the principal amount of outstanding notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after such notice is received by the exchange agent, the letter of transmittal or facsimile thereof together with the certificate(s) representing the outstanding notes or a confirmation of book-entry transfer of the outstanding notes into the exchange agent’s account at DTC, and any other documents required by the letter of transmittal will be deposited by the member firm of the Medallion System with the exchange agent; and

(C) the properly completed and executed letter of transmittal of facsimile thereof, as well as the certificate(s) representing all tendered outstanding notes in proper form for transfer or a confirmation of book-entry transfer of the outstanding notes into the exchange agent’s account at DTC, and all other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the date on which the notice of guaranteed delivery relating thereto is received by the exchange agent.

      Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their outstanding notes according to the guaranteed delivery procedures set forth above.

Withdrawal of tenders

      Except as otherwise provided in this prospectus, tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

      To withdraw a tender of outstanding notes in the exchange offer, a telegram, telex, letter or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth in this prospectus prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. Any notice of withdrawal must:

(1) specify the name of the person having deposited the outstanding notes to be withdrawn;

(2) identify the outstanding notes to be withdrawn, including the certificate number(s) and principal amount of the outstanding notes, or, in the case of outstanding notes transferred by book-entry transfer, the name and number of the account at DTC to be credited;

(3) be signed by the holder in the same manner as the original signature on the letter of transmittal by which the outstanding notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the outstanding notes register the transfer of the outstanding notes into the name of the person withdrawing the tender; and

(4) specify the name in which any outstanding notes are to be registered, if different from that of the person depositing the outstanding notes to be withdrawn.

      All questions as to the validity, form and eligibility, including time of receipt, of the notices will be determined by us, which determination will be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no exchange notes will be issued with respect thereto unless the outstanding notes so withdrawn are validly retendered. Any outstanding notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to the holder promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following one of the procedures described above under “— Procedures for tendering” at any time prior to the expiration date.

Conditions

      Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange notes for, any outstanding notes, and may, prior to the expiration of the exchange offer, delay accepting any outstanding notes tendered or extend, terminate or amend the exchange offer as provided in this prospectus before the acceptance of the outstanding notes, if:

(1) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which we reasonably believe might materially impair our ability to proceed with the exchange offer or any material adverse development has occurred in any existing action or proceeding with respect to us or any of our subsidiaries; or

(2) any law, statute, rule, regulation or interpretation by the Staff of the SEC is proposed, adopted or enacted, which we reasonably believe might materially impair our ability to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to us; or

(3) any governmental approval has not been obtained, which approval we reasonably believe to be necessary for the consummation of the exchange offer as contemplated by this prospectus.

      If we determine in our reasonable discretion that any of the conditions are not satisfied, we may (1) refuse to accept any outstanding notes and return all tendered outstanding notes to the tendering holders, (2) extend the exchange offer and retain all outstanding notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders to withdraw the outstanding notes (see “— Withdrawal of tenders”) or (3) waive the unsatisfied conditions with respect to the exchange offer and accept all properly tendered outstanding notes which have not been withdrawn.

Exchange agent

      BNY Midwest Trust Company has been appointed as exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notice of guaranteed delivery should be directed to the exchange agent addressed as follows:

By Overnight Courier or Registered/ Certified Mail: The Bank of New York	By Hand Prior to 4:30 p.m., New York City time: The Bank of New York
Corporate Trust Department	Corporate Trust Services Window
Reorganization Unit	Ground Level
101 Barclay Street - 7E	101 Barclay Street
New York, NY 10286	New York, NY 10286
Attn: Diane Amoroso	Attn: Diane Amoroso
Reorganization Unit - 7E

Facsimile Transmission:

(212) 298-1915
For Information Telephone:
(212) 815-3738

Delivery to an address other than set forth above will not constitute a valid delivery.

Fees and expenses

      We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telecopy, telephone or in person by our and our affiliates’ officers and regular employees.

      We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses incurred in connection with these services.

      We will pay the cash expenses to be incurred in connection with the exchange offer. Such expenses include fees and expenses of the exchange agent and trustee, accounting and legal fees and printing costs, among others.

Accounting treatment

      The exchange notes will be recorded at the same carrying value as the outstanding notes, which is face value, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes as a result of the exchange offer. The expenses of the exchange offer will be deferred and charged to expense over the term of the exchange notes.

Consequences of failure to exchange

      The outstanding notes that are not exchanged for exchange notes pursuant to the exchange offer will remain restricted securities. Accordingly, the outstanding notes may be resold only:

(1) to us upon redemption thereof or otherwise;

(2) so long as the outstanding notes are eligible for resale pursuant to Rule 144A, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act, which other exemption is based upon an opinion of counsel reasonably acceptable to us;

(3) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act; or

(4) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

Resale of the exchange notes

      With respect to resales of exchange notes, based on interpretations by the Staff of the SEC set forth in no-action letters issued to third parties, we believe that a holder or other person who receives exchange notes, whether or not the person is the holder, other than a person that is our affiliate within the meaning of Rule 405 under the Securities Act, in exchange for outstanding notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the exchange notes, will be allowed to resell the exchange notes to the public without further registration under the Securities Act and without delivering to the purchasers of the exchange notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires exchange notes in the exchange offer for the purpose of distributing or participating in a distribution of the exchange notes, the holder cannot rely on the position of the Staff of the SEC expressed in the no-action letters or any similar interpretive letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Further, each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the outstanding notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes.

USE OF PROCEEDS

      This exchange offer is intended to satisfy certain of our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes contemplated in this prospectus, we will receive outstanding notes in like principal amount, the form and terms of which are the same as the form and terms of the exchange notes, except as otherwise described in this prospectus.

      The net proceeds from the offering of outstanding notes (after discounts to the initial purchasers and estimated transaction costs) was approximately $48.5 million. We used the net proceeds of the offering of outstanding notes to replenish cash balances used to fund the acquisition of the Creation Group in July 2003. Such cash balances will be available for general corporate purposes, including working capital and capital expenditures.

CAPITALIZATION

      The following table sets forth as of September 30, 2003: (1) our actual cash and consolidated capitalization and (2) our as adjusted capitalization giving effect to (a) the offering of the outstanding notes and the application of the net proceeds from the offering of the outstanding notes as set forth under “Use of proceeds,” (b) the closing of our new senior credit facility, and (c) the payment of the fees and expenses incurred in connection with each of the foregoing. This table should be read in conjunction with our consolidated financial statements and notes thereof incorporated by reference into this prospectus. See “Incorporation by reference.”

	As of September 30, 2003

	Actual	As Adjusted

	(Dollars in thousands)
Cash and cash equivalents(1)	$77,355	$122,955

Long-term debt, including current maturities:
Senior credit facility(2):
Tranche C term loan(3)	$148,500	$148,500
Revolving credit facility(4)	—	—
Outstanding Notes	—	50,000
Existing 8 5/8% senior notes due 2012(5)	350,000	350,000
Other senior debt(6)	17,516	17,516

Total senior debt	516,016	566,016
9% senior subordinated notes due 2009(7)	567,403	567,403

Total debt	1,083,419	1,133,419
Mandatorily redeemable convertible trust preferred securities(8)	55,250	55,250
Stockholders’ investment:
Preferred stock	—	—
Class A common stock	167	167
Class B common stock	17	17
Additional paid-in capital	348,067	348,067
Treasury stock	(2,452)	(2,452)
Retained deficit(9)	(102,210)	(103,862)
Accumulated other comprehensive income	36,104	36,104

Total stockholders’ investment	279,693	278,041

Total capitalization	$1,418,362	$1,466,710

(1)	Amount outstanding as of September 30, 2003 on an as adjusted basis gives effect to the application of the net proceeds from the offering of outstanding notes of $48.5 million minus the fees associated with our new senior credit facility of $2.9 million.

(2)	As of September 30, 2003, rates on borrowings under the existing senior credit facility were 3.61%. Our existing senior credit facility currently provided for revolving credit borrowings of up to $390.0 million, subject to compliance with certain financial covenants, and a term loan of $150.0 million. As of September 30, 2003, we had no outstanding borrowings under our revolving credit facility and $148.5 million under the term loan. Upon completion of the offering of the outstanding notes, we entered into our new senior credit facility that makes available to us revolving credit borrowings of up to $175.0 million, and a term loan of $148.125 million. Upon the closing of the new senior credit facility, we had unused borrowing availability under our new revolving credit facility of approximately $147.2 million.

(3)	Amount outstanding as of September 30, 2003 on an as adjusted basis does not give effect to approximately $0.75 million of principal payments made on the tranche C term loan subsequent to that date. The actual amount outstanding under the tranche C term loan at the time of the closing of the new senior credit facility was $148.125 million.

(4)	As of the date of this prospectus, no amounts were drawn under the new revolving credit facility. As of September 30, 2003, as a result of outstanding letters of credit, the amount of our borrowing availability under our existing revolving credit facility was reduced by approximately $19.9 million.

(5)	In connection with the sale of the existing 8 5/8% senior notes in April 2002, we entered into fixed to floating interest rate swaps with a notional amount of $325.0 million with various financial institutions. At September 30, 2003, these swap contracts had a fair market value based on market quotes of approximately $31.1 million. In accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” the fair market value of these swap contracts has been reflected on our consolidated balance sheet as of September 30, 2003 as both an asset and long-term indebtedness. Due to the relative liquid nature of this asset, the fair market value of these swap contracts has not been included in the capitalization table.

(6)	Other senior debt includes approximately $15.3 million of foreign subsidiary indebtedness and approximately $2.2 million of capitalized lease obligations.

(7)	In April 1999, the Issuer sold $300.0 million in aggregate principal amount of 9% senior subordinated notes due 2009 and €100.0 million in aggregate principal amount of 9% senior subordinated notes due 2009. In June 2001, the Issuer sold additional 9% senior subordinated notes due 2009 with a principal amount at maturity of $158.5 million. The Euro-denominated notes were translated into U.S. dollars as of September 30, 2003 using a rate of $1.1496 = €1.00. On January 14, 2004, the close of business exchange rate was $1.2654 = €1.00.

(8)	Represents the Trust Preferred Securities issued by the Dura Trust, a wholly owned statutory business trust of Parent, in March 1998. The sole assets of the Dura Trust are approximately $57.0 million principal amount of Parent’s 7 1/2% convertible subordinated debentures due March 31, 2028, such amount being the sum of the stated liquidation preference of the Trust Preferred Securities and the capital contributed by Parent in exchange for the common securities of the Dura Trust. Parent has guaranteed, on a subordinated basis, certain obligations of the Dura Trust under the Trust Preferred Securities. In January 2003, the FASB issued FASB Interpretation No. (“FIN”) 46, “Consolidation of Variable Interest Entities.” This interpretation addresses the consolidation of variable interest entities, including entities commonly referred to as special purpose entities. We are required to apply FIN 46 to all new variable interest entities created or acquired after January 31, 2003. In October 2003, the FASB issued FASB Staff Position (“FSP”) FIN 46-6, “Effective Date of FIN 46, Consolidation of Variable Interest Entities.” FSP FIN 46 extended the required effective date of FIN 46 for variable interest entities created or acquired prior to February 1, 2003. We will be required to apply FIN 46 to such entities effective December 31, 2003. We are currently assessing the impact of the adoption of FIN 46 and believe it will result in a reclassification of our Trust Preferred Securities from the mezzanine section of the balance sheet to other long-term liabilities. In addition, we believe the adoption of FIN 46 will result in a reclassification of “Minority Interest-Dividends on Trust Preferred Securities, net,” from its current classification in the statement of operations to “Interest expense” on a gross basis.

(9)	Amount outstanding as of September 30, 2003 on an as adjusted basis gives effect to the write-off of deferred financing fees associated with the termination of our existing revolving credit facility of $1.9 million, net of tax.

DESCRIPTION OF OTHER FINANCING ARRANGEMENTS

New Senior Credit Facility

      Prior to the completion of the offering of the outstanding notes, the Issuer, Parent and certain specified direct and indirect wholly owned subsidiaries of the Issuer (the “Borrowers”), entered into an amended and restated senior credit facility (the “Senior Credit Facility”) with JPMorgan Chase Bank, Bank of America, N.A. and certain other lenders. The Senior Credit Facility provides for aggregate borrowings of up to approximately $323.125 million in the form of a $148.125 million term loan and a $175.0 million revolving credit facility, which may be increased to up to $200.0 million at the option of the Borrowers with the consent of JPMorgan Chase Bank. This Senior Credit Facility replaced our preexisting senior credit facility which provided for aggregate borrowings of up to approximately $540.0 million in the form of a $150.0 million term loan and a $390.0 million revolving credit facility.

      As of September 30, 2003, there was approximately $148.5 million outstanding under our existing senior credit facility in the form of a term loan. A principal payment in the amount of approximately $0.75 million was made on the term loan subsequent to that date. No amounts were drawn under the revolving credit facility as of September 30, 2003. Upon the closing of the new senior credit facility, we had unused borrowing availability under our new revolving credit facility of approximately $147.2 million.

Interest

      Amounts outstanding under our Senior Credit Facility bear interest, at our option, at a rate per annum equal to either: (1) the alternate base rate (the “Base Rate”) or (2) the eurocurrency rate (the “Eurocurrency Rate”), in each case, plus an applicable margin. The Base Rate is defined as the higher of (x) the rate of interest publicly announced by JPMorgan Chase Bank as its prime rate in effect at its principal office in New York City and (y) the federal funds effective rate from time to time plus 0.5%. The Eurocurrency Rate is defined (i) for loans in U.S. dollars, as the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits for a period equal to one, two, three or six months or, if available to all lenders under the relevant facility, nine or twelve months (as selected by the Borrowers) appearing on Page 3750 of the Telerate screen and (ii) for loans in pounds sterling or euros, as a rate comparable to the rate for such loans under the existing senior credit facility. The applicable margin for the term loan and the revolving credit facility will adjust according to a performance pricing grid based on our ratio of total net indebtedness to EBITDA, ranging from (1) for eurodollar loans, 2.00% to 2.50% and (2) for Base Rate loans, 1.00% to 1.50%.

Maturity

      Borrowings under the term loan will mature in quarterly installments with the final installment due and payable on December 31, 2008. Borrowings under the revolving credit facility will mature not later than the fifth anniversary of the closing of the Senior Credit Facility.

Security and Guarantees

      The Senior Credit Facility is secured by a first priority security interest in all existing and after-acquired tangible and intangible assets of the Borrowers and their material subsidiaries, including, without limitation, intellectual property, real property, all of the capital stock owned by the Borrowers and each of their material subsidiaries and any inter-company debt obligations (with exceptions for certain foreign subsidiaries). All of the Borrowers’ obligations under our Senior Credit Facility are fully and unconditionally guaranteed by Parent and all of the Issuer’s material subsidiaries (with exceptions for certain foreign subsidiaries).

Covenants

      Our Senior Credit Facility requires us to meet certain financial tests, including, without limitation: maximum levels of net senior debt as a ratio to EBITDA; minimum interest coverage; maximum levels of net total debt as a ratio to EBITDA; and maximum capital expenditures. Our Senior Credit Facility contains certain covenants which, among other things, limit: the incurrence of additional indebtedness (including guarantee obligations); investments; loans and advances; dividends and other payments in respect of capital stock; transactions with affiliates; asset sales; mergers and consolidations; liquidations and dissolutions; payments and modifications of certain other indebtedness, swap contracts, use of proceeds, trust preferred stock transactions and certain other material agreements; liens and encumbrances; changes in fiscal year; accounting changes; negative pledge clauses and clauses restricting subsidiary distributions; changes in lines of business; and ERISA events.

Events of Default

      Our Senior Credit Facility contains customary events of default, including, without limitation: payment defaults; breaches of representations and warranties; covenant defaults; cross-defaults to certain other indebtedness (including the notes); certain events of bankruptcy and insolvency; certain ERISA events; material judgments; actual or asserted invalidity of any guaranty or security document supporting our Senior Credit Facility to be in full force and effect; subordination provisions or security interests; and change of control of Parent.

9% senior subordinated notes

      The Issuer’s 9% senior subordinated notes were issued (1) in an aggregate principal amount equal to $300 million and €100 million under an indenture dated as of April 22, 1999, among the Issuer, the Guarantors and U.S. Bank Trust National Association, as trustee, and (2) in a principal amount at maturity of $158.5 million under an indenture dated as of June 11, 2001 among the Issuer, the Guarantors and U.S. Bank Trust National Association, as trustee.

Maturity

      The senior subordinated notes mature on May 1, 2009 and bear interest at the rate equal to 9% per annum. Interest is computed on the basis of a 360-day year comprised of twelve thirty day months.

Subordination and guarantees

      The senior subordinated notes are general unsecured obligations of the Issuer and are subordinated in right of payment to all existing and future senior indebtedness of the Issuer and the Guarantors, including the senior credit facility and the notes. The senior subordinated notes are effectively subordinated to all existing and future liabilities (including liabilities owed to trade creditors) of the non-Guarantor subsidiaries of Parent to the extent of the assets of each non-Guarantor subsidiary. Any right of the Issuer or any of the Guarantors to participate in any distribution of assets of any non-Guarantor subsidiary upon the liquidation, reorganization, or insolvency thereof (and the consequent right of the holder to benefit from those assets) will be subject to the claims of creditors (including trade creditors) of such subsidiary, except to the extent that claims of the Issuer or such Guarantor itself as a creditor of such subsidiary may be recognized, in which case the claims of the Issuer would still be subordinate to any security interest in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the Issuer or such Guarantor.

Redemption

      The senior subordinated notes may be redeemed at the option of the Issuer after May 1, 2004, upon not less than 30 nor more than 60 days’ notice, in whole or in part, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and liquidated damages, if any, thereon, to the applicable redemption date, if redeemed during the twelve-month period beginning on May 1 of the years indicated below:

Reception
Year	Price

2004	104.50%
2005	103.00%
2006	101.50%
2007 and thereafter	100.00%

      The Issuer is not required to make mandatory redemption or sinking fund payments with respect to the senior subordinated notes.

Change of Control

      The indentures relating to the senior subordinated notes provide that, if a change of control occurs, as defined in such indentures, each holder of the senior subordinated notes will have the right to require the Issuer to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that holder’s senior subordinated notes, at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, thereon. The term “change of control” is defined in the indentures relating to the senior subordinated notes to include one or more of the following events:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Issuer and its Restricted Subsidiaries taken as a whole to any “person” other than a Onex DHC LLC, Alkin Co. or J2R Corporation (the “Principals”) or any person related thereto (the “Related Parties”);

(2) the adoption of a plan relating to the liquidation or dissolution of the Issuer;

(3) the consummation of any transaction (including, without limitation, a merger or consolidation) the result of which is that any “person” other than the Principals and their Related Parties becomes the beneficial owner, directly or indirectly, of more than 50% of the voting stock of the Issuer (measured by voting power rather than number of shares);

(4) the first day on which a majority of the members of the board of directors of the Issuer are not Continuing Directors, as defined;

(5) the first day on which Parent ceases to own 100% of the outstanding Equity Interests, as defined, of the Issuer; or

(6) the Issuer consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, the Issuer, in any such event pursuant to a transaction in which any of the outstanding voting stock of the Issuer or such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the voting stock of the Issuer outstanding immediately prior to such transaction is converted into or exchanged for voting stock (other than Disqualified Voting Stock, as defined) of the surviving or transferee person constituting a majority of the outstanding shares of such voting stock of such surviving or transferee person (immediately after giving effect to such issuance).

Events of Default

      The indentures relating to the senior subordinated notes contain customary events of default, including, without limitation, payment defaults, covenant defaults, certain cross-defaults to mortgages, indentures or other instruments, certain events of bankruptcy and insolvency, judgment defaults, and failure of any guaranty or security document supporting the senior subordinated notes to be in full force and effect.

Covenants

      The indentures relating to the senior subordinated notes contain covenants for the benefit of the holders of the senior subordinated notes that, among other things, limit the ability of the Issuer and any of its restricted subsidiaries to:

•	pay dividends or other restricted payments (or allow its restricted subsidiaries to pay dividends or other restricted payments);

•	incur indebtedness or issue preferred stock;

•	incur foreign indebtedness;

•	incur liens;

•	merge, consolidate or sell its assets;

•	enter into transactions with affiliates;

•	incur additional senior subordinated debt; or

•	impose restrictions on the ability of a restricted subsidiary to pay dividends or make payments to the Issuer and its restricted subsidiaries.

      These limitations are, however, subject to a number of important qualifications and exceptions.

      The foregoing summary of the material provisions of the indentures relating to the senior subordinated notes is qualified in its entirety by reference to all of the provisions of these indentures, which have been filed with the SEC. See “Where you can find more information.”

Trust Preferred Securities

      On March 20, 1998, the Dura Trust, a statutory business trust created at the direction of Parent, completed the offering of $55.3 million of its 7 1/2% Trust Preferred Securities resulting in net proceeds of approximately $52.6 million. Parent owns all of the outstanding common securities issued by the Dura Trust. The sole assets of the Dura Trust are the 7 1/2% convertible subordinated debentures due March 31, 2028 issued by Parent in an aggregate principal amount of $57.0 million.

Redemption

      The Trust Preferred Securities are redeemable, in whole or in part, on or after March 31, 2001, and all Trust Preferred Securities must be redeemed on or after March 31, 2028. The Trust Preferred Securities are subject to redemption at the following percentages of the liquidation amount thereof plus accrued and unpaid distributions, if any, to the date fixed for redemption if redeemed during the twelve-month period commencing on March 31, in each of the years indicated:

Reception
Year	Price

2004	103.000
2005	102.250
2006	101.150
2007	100.750
2008 and thereafter	100.000

Conversion

      The Trust Preferred Securities are convertible, at the option of the holder, into Class A common stock of Parent at a rate of 0.5831 shares of Class A common stock for each Trust Preferred Security, which is equivalent to a conversion price of $42.875 per share. The net proceeds of the offering of the Trust Preferred Securities were used to repay outstanding indebtedness. Parent has guaranteed, on a subordinated basis, certain obligations of the Dura Trust under the Trust Preferred Securities.

DESCRIPTION OF NOTES

      You can find the definitions of certain terms used in this description under the subheading “Certain definitions.” In this description, the word “Issuer” refers only to Dura Operating Corp. and not to any of its subsidiaries.

      The Issuer issued the outstanding notes and will issue the exchange notes under the existing indenture (the “Indenture”), dated as of April 18, 2002, governing its currently outstanding 8 5/8% senior notes which were issued in April 2002 (the “existing senior notes”) among itself, the Guarantors and BNY Midwest Trust Company, as trustee (the “Trustee”). The terms of the exchange notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

      The following description is a summary of the material provisions of the Indenture. It does not restate the agreement in its entirety. We urge you to read the Indenture because it, and not this description, define your rights as holders of the exchange notes. A copy of the Indenture is available as set forth above under “Where you can find more information.” Certain defined terms used in this description but not defined below under “— Certain definitions” have the meanings assigned to them in the Indenture.

      As of the date of the Indenture, all of the Issuer’s material domestic subsidiaries were “Restricted Subsidiaries.” However, under the circumstances described below under the subheading “— Certain covenants—Designation of Restricted and Unrestricted Subsidiaries,” the Issuer is permitted to designate certain of its subsidiaries as “Unrestricted Subsidiaries.” Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the Indenture. Unrestricted Subsidiaries will not guarantee the exchange notes.

Brief description of the notes and the guarantees

The notes

      The notes:

•	are general unsecured, senior obligations of the Issuer;

•	are being issued in the aggregate principal amount of $50.0 million;

•	are pari passu in right of payment with all existing and any future unsecured, senior Indebtedness of the Issuer and senior in right of payment to all existing and future subordinated Indebtedness of the Issuer; and

•	are unconditionally guaranteed on a senior unsecured basis by the Guarantors.

The guarantees

      The notes are guaranteed by all of the material Domestic Restricted Subsidiaries of the Issuer.

      Each Guaranty of the notes:

•	is a general unsecured, senior obligation of the Guarantor;

•	is senior in right of payment to all existing and future subordinated Indebtedness of the Guarantor; and

•	is pari passu in right of payment with all existing and any future senior unsecured Indebtedness of the Guarantor.

      Not all of our Subsidiaries guarantee the notes, the existing senior notes or the Existing Senior Subordinated Notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-Guarantor Subsidiaries, these non-Guarantor Subsidiaries will pay the holders of their debts and their trade creditors before they will be able to distribute any of their assets to us. See “Risk factors — Risks related to the notes — The notes will be structurally subordinate to indebtedness of our subsidiaries that are not guarantors of the notes.”

Principal, maturity and interest

      The Indenture provides for the issuance by the Issuer of notes, of which $50 million were issued in the offering of outstanding notes as “Additional notes.” The Issuer had previously issued $350 million principal amount of senior notes under the Indenture. The Issuer may issue additional notes under the Indenture, in each case from time to time. Any offering of additional notes is subject to the covenant described below under the caption “— Certain covenants — Incurrence of Indebtedness and issuance of preferred stock.” The existing senior notes, the outstanding notes and any additional notes subsequently issued under the Indenture would be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. For all purposes in this “Description of notes” unless expressly stated otherwise, the term “notes” shall include references to existing senior notes, the outstanding notes, the exchange notes and any additional notes issued under the Indenture.

      The exchange notes will be issued in fully registered form, without coupons, in denominations of $1,000 and integral multiples thereof. The notes will mature on April 15, 2012.

      Interest on the exchange notes accrues at the rate of 8 5/8% per annum and will be payable semi-annually in arrears on April 15 and October 15, commencing on April 15, 2004. The Issuer will make each interest payment to the holders of record on the immediately preceding April 1 and October 1.

      Interest on the exchange notes will accrue from October 15, 2003. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of receiving payments on the notes

      Payments of principal, premium and Liquidated Damages, if any, and interest will be made at the corporate trust office of the Paying Agent in New York City by United States dollar check drawn on, or, if a holder has given wire instructions to the Issuer, by wire transfer to a United States dollar account maintained by the holder with a bank located in New York City. If a payment date is not a Business Day (as defined in the Indenture) at a place of payment, payment may be made at that place on the next succeeding Business Day and no interest shall accrue for the intervening period.

Paying agent and registrar for the notes

      The Trustee will initially act as principal Paying Agent and Registrar at its corporate trust offices in The City of New York, State of New York. The Issuer may change the Paying Agent or Registrar without prior notice to the Holders, and the Issuer or any of its Subsidiaries may act as Paying Agent or Registrar.

Transfer and exchange

      A holder may transfer or exchange the notes in accordance with the Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuer is not required to transfer or exchange any note selected for redemption. Also, the Issuer is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

The registered holder of a note will be treated as the owner of it for all purposes.

Subsidiary guarantees

      The Subsidiary Guarantors will jointly and severally guarantee, on a senior unsecured basis, the Issuer’s obligations under the notes. Each Subsidiary Guaranty will be pari passu in right of payment to all other senior, unsecured Indebtedness of that Guarantor and senior to all subordinated Indebtedness of that Guarantor. The obligations of each Subsidiary Guarantor under its Subsidiary Guaranty are limited as necessary to prevent that Subsidiary Guaranty from constituting a fraudulent conveyance under applicable law. See “Risk factors — Risks related to the notes — Federal and state statutes allow courts, under specific circumstances, to void guarantees and require noteholders to return payments received from guarantors.”

      A Subsidiary Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than the Issuer or another Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) either:

(a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the Indenture, its Subsidiary Guaranty and the registration rights agreements pursuant to supplemental indenture and appropriate collateral documents satisfactory to the Trustee; or

(b) the Net Proceeds of such sale or other disposition are applied in accordance with the “Asset Sale” provisions of the Indenture.

      The Subsidiary Guaranty of a Guarantor will be released:

(1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of the Issuer, if the Restricted Subsidiary applies the Net Proceeds of that sale or other disposition in accordance with the “Asset Sale” provisions of the Indenture;

(2) in connection with any sale of all of the Capital Stock of a Guarantor to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of the Issuer, if the Issuer applies the Net Proceeds of that sale in accordance with the “Asset Sale” provisions of the Indenture;

(3) if the Issuer properly designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary;

(4) if that Guarantor ceases to guarantee, pledge any of its assets or otherwise provide direct or indirect credit support for any Indebtedness or other obligations of the Parent, the Issuer or any Restricted Subsidiary; or

(5) in connection with the sale, disposition or transfer of all of the assets of a Guarantor to another Guarantor or the Issuer.

      See “— Repurchase at the option of holders — Asset Sales.”

Parent Guaranty

      The notes will be unconditionally guaranteed, on a senior unsecured basis, by Parent (the “Parent Guaranty”). The Parent Guaranty is pari passu in right of payment to all other senior unsecured Indebtedness of Parent and senior to all subordinated Indebtedness of Parent. Parent may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate or merge with or into (whether or not Parent is the Surviving Person) another Person unless immediately after giving effect to that transaction, no Default or Event of Default exists and the Person acquiring the property in any such sale or disposition or the person formed by or surviving any such consolidation or merger assumes all obligations of Parent under the Indenture and the registration rights agreement pursuant to supplemental indenture and appropriate collateral documents satisfactory to the Trustee. The Parent Guaranty shall be released if the Parent has no outstanding Indebtedness and does not guarantee, pledge any of its assets to secure or otherwise provide any direct or indirect credit support for any Indebtedness or other obligations of the Issuer or any Restricted Subsidiary.

Ranking

      The payment of principal, interest and premium and Liquidated Damages, if any, on the notes will be unsecured senior obligations of the Issuer, Parent and the Guarantors, respectively, ranking senior in right of payment to all existing and future subordinated Indebtedness, including the Existing Senior Subordinated

Notes and the related Guarantees, and ranking pari passu, with the Company’s, Parent’s and each Guarantor’s existing and future unsecured and unsubordinated senior Indebtedness, including the existing senior notes.

      As of September 30, 2003, after giving effect to the offering of the outstanding notes and the application of the net proceeds therefrom, the aggregate amount of outstanding Indebtedness of the Issuer and its Subsidiaries would have been approximately $1,133.4 million (excluding the fair market value of interest rate swap agreements), of which $567.4 million would have been subordinated in right of payment to the notes and the related Subsidiary Guarantees, and approximately $150.7 million would have been secured Indebtedness of the Issuer or its Subsidiaries, effectively ranking senior to the notes and the related Guarantees to the extent of the assets securing such Indebtedness.

      The notes and the related Guarantees will be structurally subordinate to the liabilities, including trade payables, of the Issuer’s Subsidiaries that are not guarantors. As of September 30, 2003, after giving effect to the offering of the outstanding notes and the application of the net proceeds therefrom, Subsidiaries of the Issuer that are not guarantors would have had approximately $554.7 million of total liabilities (including trade payables). See “Risk factors—Risks related to the notes—The notes will be structurally subordinate to all indebtedness of our subsidiaries that are not guarantors of the notes.”

Optional redemption

      At any time prior to April 15, 2005, the Issuer may redeem up to 35% of the aggregate principal amount of the notes (calculated after giving effect to any issuance of additional notes under the Indenture) at a redemption price of 108.625% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that:

(1) at least 65% of the aggregate principal amount of the notes remain outstanding immediately after the occurrence of each such redemption (excluding notes held by Parent, the Issuer and their respective Subsidiaries); and

(2) the redemption must occur within 90 days of the date of the closing of any such Equity Offering.

      Except pursuant to the preceding paragraph, the notes will not be redeemable at the Issuer’s option prior to April 15, 2007. The Issuer is not prohibited, however, from acquiring the notes by means other than a redemption, whether pursuant to an issuer tender or otherwise, assuming such acquisition does not otherwise violate the terms of the Indenture.

      After April 15, 2007, the Issuer may redeem all or a part of the notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, thereon, to the applicable redemption date, if redeemed during the twelve-month period beginning on April 15 of the years indicated below:

Year	Percentage

2007	104.313%
2008	102.875%
2009	101.438%
2010 and thereafter	100.000%

Mandatory redemption

      The Issuer is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the option of holders

Change of Control

      If a Change of Control occurs, each holder of notes will have the right to require the Issuer to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that holder’s notes pursuant to a Change of Control Offer on the terms set forth in the Indenture. In the Change of Control Offer, the Issuer will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Liquidated Damages, if any, thereon, to the date of purchase. Within 30 days following any Change of Control, unless the Issuer has exercised its right to redeem the notes as described under “— Optional redemption,” the Issuer will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice. The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such conflict.

      On the Change of Control Payment Date, the Issuer will, to the extent lawful:

(1) accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all notes or portions thereof so tendered; and

(3) deliver or cause to be delivered to the Trustee the notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of notes or portions thereof being purchased by the Issuer.

      The Paying Agent will promptly mail to each holder of notes so tendered the Change of Control Payment for such notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount of $1,000 or an integral multiple thereof.

Prior to complying with any of the provisions of this “Change of Control” covenant, but in any event within 90 days following a Change of Control, the Issuer will either repay all secured Indebtedness outstanding under the Credit Agreement or obtain the requisite consents, if any, under the Credit Agreement to permit the repurchase of notes required by this covenant. If the Issuer does not obtain such consents or repay such borrowings, the Issuer will be prohibited from purchasing the notes. The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

      The provisions described above that require the Issuer to make a Change of Control Offer following a Change of Control will be applicable regardless of whether any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the notes to require that the Issuer repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

      The Issuer will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuer and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

      The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Issuer and its

Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the Issuer to repurchase such notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Issuer and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

      The Issuer will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Issuer (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of (as determined in good faith by the Issuer);

(2) such fair market value is determined by the Issuer’s Board of Directors and evidenced by a resolution of the Board of Directors set forth in an Officers’ Certificate delivered to the Trustee; and

(3) at least 75% of the consideration therefor received by the Issuer or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following shall be deemed to be cash:

(a) any liabilities (as shown on the Issuer’s or such Restricted Subsidiary’s most recent balance sheet) of the Issuer or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any related Subsidiary Guaranty) that are expressly assumed by the transferee of any such assets;

(b) any securities, notes or other obligations received by the Issuer or any such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash within 180 days after the consummation of such Asset Sale (to the extent of the cash received in that conversion); and

(c) any Designated Noncash Consideration received by the Issuer or any of its Restricted Subsidiaries in such Asset Sale; provided that the aggregate fair market value (as determined above) of such Designated Noncash Consideration, taken together with the fair market value at the time of receipt of all other Designated Noncash Consideration received pursuant to this clause (c) less the amount of Net Proceeds previously realized in cash from prior Designated Noncash Consideration is less than 5.0% of Total Assets at the time of the receipt of such Designated Noncash Consideration (with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value).

      Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Issuer may apply such Net Proceeds at its option:

(1) to repay the Issuer’s secured Indebtedness (other than subordinated Indebtedness) under the Credit Agreement and, if such Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

(2) to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business;

(3) to make a capital expenditure;

(4) to acquire other long-term assets that are used or useful in a Permitted Business;

(5) any combination of the foregoing; and/or

(6) to redeem the notes with the Net Proceeds of such Asset Sale pursuant to any of the provisions described above under the caption “Optional redemption.”

      Pending the final application of any such Net Proceeds, the Issuer may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture.

      Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $20.0 million, the Issuer will make an Asset Sale Offer to all holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Issuer may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of notes and such other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis based on the principal amount of notes and such other pari passu Indebtedness tendered. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

      The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sales provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such conflict.

      The Credit Agreement currently prohibits the Issuer from purchasing any notes, and also provides that certain change of control or asset sale events with respect to the Issuer would constitute a default under the Credit Agreement. Any future credit agreements may contain similar restrictions and provisions. In the event a Change of Control or Asset Sale occurs at a time when the Issuer is prohibited from purchasing notes, the Issuer could seek the consent of its Credit Facility lender to the purchase of notes or could attempt to refinance the Credit Facility to eliminate such prohibition. If the Issuer does not obtain such a consent or repay such borrowings, the Issuer will remain prohibited from purchasing notes. In such case, the Issuer’s failure to purchase tendered notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the Credit Agreement. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the holders of notes.

Selection and notice

      If less than all of the notes are to be redeemed at any time, the Trustee will select notes for redemption as follows:

(1) if the notes are listed, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

(2) if the notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

      No notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. Notices of redemption may not be conditional.

      If any note is to be redeemed in part only, the notice of redemption that relates to that note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Certain covenants

Restricted Payments

      The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Issuer or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Issuer or to the Issuer or a Restricted Subsidiary of the Issuer);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Issuer) any Equity Interests of the Issuer or any direct or indirect parent of the Issuer;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the notes or the related Subsidiary Guarantees, except a payment of interest or principal at the Stated Maturity thereof; or

(4) make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

(b) the Issuer would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Incurrence of Indebtedness and issuance of preferred stock;” and

(c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after the 9% Notes’ Original Issue Date (excluding Restricted Payments permitted by clauses (2), (3) and (4) of the next succeeding paragraph), is less than the sum, without duplication, of:

(i) 50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) from the 9% Notes’ Original Issue Date to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(ii) 100% of the aggregate net cash proceeds or fair market value of Productive Assets received by the Issuer since the 9% Notes’ Original Issue Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Issuer (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Issuer that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Issuer); plus

(iii) to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (B) the initial amount of such Restricted Investment; plus

(iv) without duplication of any amounts included in clause (ii) above, 100% of the aggregate Net Cash Proceeds or the fair market value of Productive Assets received by the Issuer as common equity contributions by a holder of the Equity Interests of the Issuer (excluding any net cash proceeds from an equity contribution which has been financed, directly or indirectly using funds (A) borrowed from the Issuer or any of its Subsidiaries, unless and until and to the extent such borrowing is repaid or (B) contributed, extended, guaranteed or advanced by the Issuer or by any of its Subsidiaries); plus

(v) any dividends paid in cash or Productive Assets received by the Issuer or a Restricted Subsidiary of the Issuer after the 9% Notes’ Original Issue Date from any Unrestricted Subsidiary to the extent that such dividends were not otherwise included in Consolidated Net Income; plus

(vi) to the extent that any Unrestricted Subsidiary is redesignated as a Restricted Subsidiary after the date of the Indenture, the fair market value of the Issuer’s Investment in such Subsidiary (which consists of cash or Productive Assets) as of the date of such redesignation.

      So long as no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration, such payment would have complied with the provisions of the Indenture;

(2) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of Parent, the Issuer or any Guarantor or of any Equity Interests of Parent, the Issuer or any Restricted Subsidiary in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Issuer) of, Equity Interests of the Issuer (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (c)(iii) of the preceding paragraph;

(3) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of the Issuer or any Guarantor with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(4) the payment of any dividend by a Restricted Subsidiary of the Issuer to the holders of its Equity Interests on a pro rata basis;

(5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Parent, the Issuer or any Restricted Subsidiary of the Issuer held by any employee, officer or director (in each case either current or former) of the Issuer (or any of its Restricted Subsidiaries’) pursuant to any management equity subscription agreement or stock plan; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $5.0 million in any twelve-month period;

(6) cash dividends or loans from the Issuer to Parent for the purpose of permitting Parent to pay its ordinary operating expenses (including, without limitation, directors’ fees, indemnification obligations, professional fees and expenses, etc.) in an aggregate amount not to exceed $5.0 million in any twelve-month period;

(7) payments to Parent not to exceed $100,000 in any fiscal year, solely to enable Parent to make payments to holders of its Capital Stock in lieu of issuance of fractional shares of its Capital Stock;

(8) repurchases of Capital Stock deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price thereof;

(9) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Capital Stock) issued after the 9% Notes’ Original Issue Date;

provided that, at the time of such issuance, the Issuer, after giving effect to such issuance on a pro forma basis, would have had a Fixed Charge Coverage Ratio of at least 2.0 to 1.0;

(10) other Restricted Payments in an aggregate amount not to exceed $10.0 million since the 9% Notes’ Original Issue Date;

(11) the distribution, as a dividend or otherwise, of shares of Capital Stock of any Unrestricted Subsidiary of the Issuer;

(12) cash dividends or loans from the Issuer to Parent in amounts equal to amounts required for Parent to pay franchise taxes and Federal, state and local taxes to the extent such income taxes are attributable to the income of the Issuer and its Restricted Subsidiaries;

(13) dividends from the Issuer to Parent in an amount sufficient to pay dividends on the 7 1/2% Convertible Trust Preferred Securities due 2028 that were outstanding on the issue date of the existing senior notes;

(14) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness from Net Proceeds to the extent not prohibited under “— Asset Sales”; and

(15) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of the Issuer following a Change of Control after the Issuer shall have complied with the provisions under “— Change of Control,” including payment of the applicable Change of Control Payment.

      The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by the Issuer or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant shall be determined by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $10.0 million. Not later than the date of making any Restricted Payment, the Issuer shall deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this “Restricted Payments” covenant were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

Incurrence of Indebtedness and issuance of preferred stock

      The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Issuer will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Issuer may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Guarantors may incur Indebtedness (including Acquired Debt) or issue preferred stock, if, in each case, the Fixed Charge Coverage Ratio for the Issuer’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the preferred stock or Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

      The first paragraph of this covenant does not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by the Issuer and any Restricted Subsidiary of Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Issuer and its Restricted Subsidiaries thereunder) not to exceed $550.0 million less the aggregate amount of all Net Proceeds of Asset Sales applied by the Issuer or any of its Restricted Subsidiaries to repay any Indebtedness under the Credit Facilities and to effect a corresponding commitment reduction thereunder pursuant to the covenant described above under the caption “— Repurchase at the option of holders — Asset Sales;”

(2) the incurrence by the Issuer and its Restricted Subsidiaries of the Existing Indebtedness;

(3) the incurrence by the Issuer and the Guarantors of Indebtedness represented by the existing senior notes and the related Guarantees issued on April 18, 2002 and the exchange notes issued in exchange therefor and the related Guarantees issued pursuant to the registration rights agreement dated as of April 18, 2002;

(4) the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Issuer or such Restricted Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed 5% of Total Assets at any time outstanding;

(5) the incurrence by the Issuer or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5), or (10) of this paragraph;

(6) the incurrence by the Issuer or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Issuer and any of its Restricted Subsidiaries; provided, however, that:

(a) if the Issuer or any Guarantor is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes, in the case of the Issuer, or the Guaranty of such Guarantor, in the case of a Guarantor; and

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Issuer or a Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Issuer or a Restricted Subsidiary thereof; shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Issuer or such Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the incurrence by the Issuer or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the Indenture to be outstanding or to hedge exposure to foreign currency fluctuations or commodity price risk with respect to any commodity purchases;

(8) (a) the guarantee by the Issuer or any of the Guarantors of Indebtedness of the Issuer or a Guarantor that was permitted to be incurred by another provision of this covenant; and

(b) the guarantee by any Restricted Subsidiary of the Issuer that is not a Guarantor of Indebtedness of another Restricted Subsidiary of the Issuer that is not a Guarantor that was permitted to be incurred by another provision of this covenant;

(9) the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock: provided, in each such case, that the amount thereof is included in Fixed Charges of the Issuer as accrued;

(10) the incurrence by the Issuer or any of the Restricted Subsidiaries of additional Indebtedness or Disqualified Stock in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (10), not to exceed $50.0 million;

(11) the incurrence by the Issuer’s Unrestricted Subsidiaries of Non-Recourse Debt, provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Issuer that was not permitted by this clause (11);

(12) the incurrence of Indebtedness (including letters of credit) in respect of workers’ compensation claims, self-insurance obligations, performance, surety, bid or similar bonds and completion guarantees provided by the Issuer or one of its Restricted Subsidiaries in the ordinary course of business and consistent with past practices;

(13) Indebtedness arising from agreements of the Issuer or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earn out or other similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Restricted Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition; provided that the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Issuer and its Restricted Subsidiaries in connection with such disposition;

(14) the incurrence by a Securitization Entity of Indebtedness in a Qualified Securitization Transaction that is Non-Recourse Debt (except for Standard Securitization Undertakings) with respect to the Issuer and its other Restricted Subsidiaries;

(15) Indebtedness of the Issuer evidenced by promissory notes subordinated to the notes and the exchange notes issued to employees of the Issuer and its Subsidiaries in lieu of cash payment for at any time Equity Interest of Parent being repurchased from such employees; provided that the aggregate amount of such Indebtedness does not exceed $5.0 million at any one time outstanding;

(16) guarantees of Indebtedness of any other person incurred by the Issuer or a Restricted Subsidiary in the ordinary course of business in an aggregate principal amount not to exceed $5.0 million at any one time outstanding;

(17) Indebtedness consisting of take-or-pay obligations contained in supply agreements entered into by the Issuer or its Subsidiaries in the ordinary course; and

(18) Any Indebtedness of a Restricted Subsidiary of the Issuer that is not a Guarantor that is not prohibited by the covenant described below under the caption “— Limitation on foreign Indebtedness.”

      The Issuer will not incur any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Issuer unless such Indebtedness is also contractually subordinated in right of payment to the notes on substantially identical terms; provided, however, that no Indebtedness of the Issuer will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Issuer solely by virtue of being unsecured.

      The Indebtedness represented by the notes will be incurred by the Issuer under the first paragraph of this covenant.

Limitation on foreign Indebtedness

      The Issuer will not permit any Restricted Subsidiary of the Issuer that is not a Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) unless:

(1) after giving effect to the incurrence of such Indebtedness and the receipt of the application of the proceeds thereof:

(a) if, as a result of the incurrence of such Indebtedness such Restricted Subsidiary will become subject to any restriction or limitation on the payment of dividends or the making of other distributions,

(i) the Fixed Charge Coverage Ratio of Restricted Subsidiaries that are not guarantors (determined on a pro forma basis for the last four fiscal quarters for which financial statements are available at the date of determination) is greater than 2.5 to 1.0; and

(ii) the Issuer’s Fixed Charge Coverage Ratio (determined on a pro forma basis for the last four fiscal quarters of the Issuer for which financial statements are available at the date of determination) is greater than 2.0 to 1.0; and

(b) in any other case, the Issuer’s Fixed Charge Coverage Ratio (determined on a pro forma basis for the last four fiscal quarters of the Issuer for which financial statements are available at the date of determination) is greater than 2.0 to 1.0; and

(2) no Default or Event of Default shall have occurred and be continuing at the time or as a consequence of the incurrence of such Indebtedness.

      In the event that any Indebtedness incurred pursuant to clause (1)(b) of the foregoing paragraph is proposed to be amended, modified or otherwise supplemented such that the payment of dividends or the making of other distributions becomes subject in any manner to any restriction or limitation, the Issuer will not permit the Restricted Subsidiary to so amend, modify or supplement such Indebtedness unless such Indebtedness could be incurred pursuant to the terms of clause (1)(a) of the foregoing paragraph.

      All calculations required under the prior two paragraphs hereof shall be made in a manner consistent with the calculations required under the covenant described under “Incurrence of Indebtedness and issuance of preferred stock.”

Liens

      The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired, except Permitted Liens without making, or causing such Subsidiary to make, effective provision for securing the notes or, in respect of Liens on any Guarantor’s property or assets, any Guarantee of such Guarantor, (x) equally and ratably with such Indebtedness as to such property or assets for so long as such Indebtedness will be so secured or (y) in the event such Indebtedness is subordinated Indebtedness, prior to such Indebtedness as to such property or assets for so long as such Indebtedness will be so secured.

Dividend and other payment restrictions affecting Restricted Subsidiaries

      The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to the Issuer or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Issuer or any of its Restricted Subsidiaries;

(2) make loans or advances to the Issuer or any of its Restricted Subsidiaries; or

(3) transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries.

      However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) Existing Indebtedness as in effect on the date of the Indenture;

(2) the Indenture, the notes and the Guarantees;

(3) Indebtedness incurred by a Restricted Subsidiary that is not a Guarantor in compliance with the provisions set forth under the caption “— Limitation on foreign Indebtedness;”

(4) applicable law, regulation or order;

(5) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Issuer or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

(6) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

(7) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (3) of the preceding paragraph;

(8) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(9) Liens securing Indebtedness that limit the right of the debtor to dispose of the assets subject to such Lien;

(10) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, assets sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

(11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(12) customary provisions in agreements with respect to Permitted Joint Ventures;

(13) Indebtedness incurred after the date of the Indenture in accordance with the terms of the Indenture; provided that the restrictions contained in the agreements governing such new Indebtedness are, in the good faith judgment of the Board of Directors of the Issuer, not materially less favorable, taken as a whole, to the holders of the notes than those contained in the agreements governing Indebtedness outstanding on the date of the Indenture;

(14) any encumbrance or restriction of a Securitization Entity effected in connection with a Qualified Securitization Transaction; and

(15) any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (14) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Board of Directors, no more restrictive with respect to such dividend and other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Merger, consolidation or sale of assets

      The Issuer may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Issuer is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Issuer and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

(1) either: (a) the Issuer is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation, partnership, limited liability company or trust organized or existing under the laws of the United States, any state thereof or the District of Columbia;

(2) the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of the Issuer under the notes, the Indenture and the registration rights agreement governing the notes issued hereby pursuant to agreements reasonably satisfactory to the Trustee;

(3) immediately after such transaction no Default or Event of Default exists; and

(4) the Issuer or the Person formed by or surviving any such consolidation or merger (if other than the Issuer), or to which such sale, assignment, transfer, conveyance or other disposition shall have been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and issuance of preferred stock.”

      In addition, the Issuer may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. This “Merger, consolidation or sale of assets” covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Issuer and any of the Guarantors.

Transactions with Affiliates

      The Issuer will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(1) such Affiliate Transaction is on terms that are no less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person; and

(2) the Issuer delivers to the Trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15.0 million, an opinion as to the fairness to the Issuer or the relevant Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

      The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any employment agreement entered into by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of the Issuer or such Restricted Subsidiary;

(2) transactions between or among the Issuer and/or its Restricted Subsidiaries;

(3) payment of reasonable directors fees to Persons who are not otherwise Affiliates of the Issuer;

(4) sales of Equity Interests (other than Disqualified Stock) to Affiliates of the Issuer; and

(5) Restricted Payments that are permitted by the provisions of the Indenture described above under the caption “— Restricted Payments”;

(6) providing indemnity to officers, directors, or employees of the Issuer or any of its Subsidiaries as determined in good faith by the Board of Directors of the Issuer;

(7) the payment of customary management, consulting and advisory fees and related expenses to Hidden Creek Industries or its affiliates consistent with past practices, including, without limitation, in connection with acquisitions, divestitures or financings by Parent, the Issuer or any of the Issuer’s Restricted Subsidiaries;

(8) the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under the terms of, any agreement to which it is a party as of the date of the Indenture, and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the date of the Indenture shall only be permitted by this clause to the extent that the terms of any such amendment or similar agreement are not disadvantageous to the holders in any material respect;

(9) transactions effected as part of a Qualified Securitization Transaction;

(10) transactions with customers, joint venture partners, clients and suppliers, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture which are fair to the Issuer or its Restricted Subsidiaries, in the reasonable determination of the Board of Directors of the Issuer;

(11) the grant of stock options, restricted stock or similar rights to the Issuer’s employees, directors and consultants pursuant to plans approved by the Board of Directors of the Issuer; and

(12) loans or advances to employees or consultants in the ordinary course of business and consistent with past practices, which are approved by a majority of the Board of Directors of the Issuer in good faith.

Additional Subsidiary Guarantees

      If the Issuer or any of its Restricted Subsidiaries acquires or creates another material Domestic Restricted Subsidiary after the dates of the Indenture and the newly acquired or created material Domestic Restricted Subsidiary Guarantees any obligations under any Credit Facility, then that newly acquired or created Domestic Restricted Subsidiary must become a Guarantor and execute a supplemental indenture and deliver an Opinion of Counsel to the Trustee within 10 Business Days of the date on which it guaranteed any obligation under any of the Credit Facilities. If any Subsidiary that is not a Guarantor at any time guarantees Indebtedness of the Issuer or a Guarantor, the Issuer will cause such Subsidiary to simultaneously execute and deliver a supplemental indenture providing for the guaranty of the payment of the notes by such Subsidiary.

Designation of Restricted and Unrestricted Subsidiaries

      The Board of Directors of the Issuer may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an

Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Issuer and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be an Investment made as of the time of such designation and will either reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption “— Restricted Payments” or reduce the amount available for future Investments under one or more clauses of the definition of Permitted Investments, as the Issuer shall determine. That designation will only be permitted if such Investment would be permitted at that time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

Payments for consent

      The Issuer and Parent will not, and will not permit any of their Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the notes issued thereunder unless such consideration is offered to be paid and is paid to all holders of such notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

      Whether or not required by the SEC, so long as any notes are outstanding, the Issuer will furnish to the holders of notes, within five days of filing such reports with the SEC:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Issuer were required to file such Forms, including a “Management’s Discussion and Analysis of Results of Operations and Financial Condition” and, with respect to the annual information only, a report on the annual financial statements by the Issuer’s certified independent accountants; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if the Issuer were required to file such reports.

      In addition, following the consummation of the exchange offer, whether or not required by the SEC, the Issuer will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Issuer and the Guarantors have agreed that, for so long as any notes remain outstanding, they will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. Reports and other filings made by Parent that include all of the information referred to in clauses (1) and (2) above with respect to Parent and its consolidated subsidiaries shall be deemed to satisfy the obligations of the Issuer and/or the Guarantors set forth above as long as such reports and filings include the information required by Rule 3-10 of Regulation S-X; provided that Parent does not have any business operations other than those conducted through the Issuer.

Events of Default and remedies

      Each of the following is an Event of Default:

(1) default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, any notes;

(2) default in payment when due of the principal of, or premium, if any, on the notes;

(3) failure by the Issuer or any of its Restricted Subsidiaries to comply with the provisions described under the caption “— Certain covenants — Merger, consolidation or sale of assets;”

(4) failure by the Issuer or any of its Restricted Subsidiaries for 60 days after notice to comply with any of the other agreements in the Indenture;

(5) default under any mortgage, indenture or instrument under which there is issued and outstanding any Indebtedness for money borrowed by the Issuer or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Issuer or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, if that default:

(a) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its express maturity;

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness the maturity of which has been so accelerated, aggregates $20.0 million or more;

(6) failure by the Issuer or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $20.0 million, which judgments are not paid, vacated, discharged, stayed or non-appealable for a period of 60 days, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(7) except as permitted by the Indenture, any Guaranty shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Subsidiary Guarantor, or any Person acting on behalf of any Subsidiary Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guaranty or Parent, or any Person acting on behalf of Parent, shall deny or disaffirm its obligations under the Parent Guaranty; and

(8) certain events of bankruptcy or insolvency with respect to Parent, the Issuer or any of its Significant Subsidiaries.

      In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Issuer, any Subsidiary that is a Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding notes under the Indenture (including the existing senior notes) will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the then-outstanding notes under the Indenture (including the existing senior notes) may declare all the notes thereunder to be due and payable immediately.

      Holders of the notes may not enforce the Indenture or the notes except as provided in the Indenture. Subject to certain limitations, holders of a majority in principal amount of the then-outstanding notes under the Indenture (including the existing senior notes) may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest or Liquidated Damages) if it determines that withholding notice is in their interest.

      The holders of a majority in aggregate principal amount of the notes then outstanding under the Indenture (including the existing senior notes) by notice to the Trustee may on behalf of the holders of all such notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or Liquidated Damages on, or the principal of, such notes.

      The Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the Issuer is required to deliver to the Trustee a statement specifying such Default or Event of Default.

No personal liability of directors, officers, employees and stockholders

      No director, officer, employee, incorporator or stockholder of Parent, the Issuer or any Subsidiary Guarantor, as such, shall have any liability for any obligations of the Issuer or the Guarantors under the notes, the Indenture, the Subsidiary Guarantees, the Parent Guaranty or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal defeasance and covenant defeasance

      Under the Indenture, the Issuer may, at its option and at any time, elect to have all of its obligations discharged with respect to any outstanding notes under the Indenture and all obligations of the Guarantors discharged with respect to their Guarantees (“Legal Defeasance”) except for:

(1) the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium and Liquidated Damages, if any, on such notes when such payments are due from the trust referred to below;

(2) the Issuer’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer’s and the Guarantor’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

      In addition, the Issuer may, at its option and at any time, elect to have the obligations of the Issuer and the Guarantors released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “Events of Default” will no longer constitute an Event of Default with respect to the notes.

      In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium and Liquidated Damages, if any, on such outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and the Issuer must specify whether the notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the holders of the outstanding notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the holders of such outstanding notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant

Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing either: (a) on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit); or (b) insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound;

(6) the Issuer must have delivered to the Trustee an Opinion of Counsel to the effect that, assuming no intervening bankruptcy of the Issuer or any Guarantor between the date of deposit and the 91st day following the deposit and assuming that no holder is an “insider” of the Issuer under applicable bankruptcy law, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally; and

(7) the Issuer must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Issuer with the intent of preferring the holders of such notes over the other creditors of the Issuer with the intent of defeating, hindering, delaying or defrauding creditors of the Issuer or others.

Amendment, supplement and waiver

      Except as provided in the next three succeeding paragraphs, neither the Indenture nor the notes issued thereunder may be amended or supplemented without the consent of the holders of at least a majority in principal amount of the notes (including the existing senior notes) then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the Indenture or the notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

      Without the consent of each applicable holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting holder):

(1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption “— Repurchase at the option of holders”);

(3) reduce the rate of or change the time for payment of interest on any note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, or Liquidated Damages, if any, on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

(5) make any note payable in money other than that stated in the notes;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium or Liquidated Damages, if any, on the notes;

(7) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption “— Repurchase at the option of holders”);

(8) release any Guarantor from any of its obligations under its Guaranty or the Indenture, except in accordance with the terms of such Indenture;

(9) make any change in the preceding amendment and waiver provisions; or

(10) contractually subordinate any note or any Guaranty to any other Indebtedness or other obligations of the Issuer or any Guarantor.

      Notwithstanding the preceding, without the consent of any holder of notes, the Issuer, the Guarantors and the Trustee may amend or supplement either Indenture or the notes:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated notes in addition to or in place of certificated notes;

(3) to provide for the assumption of the Issuer’s obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of the Issuer’s assets;

(4) to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the Indenture of any such holder; or

(5) to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

Satisfaction and discharge

      The Indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1) either:

(a) all notes that have been authenticated (except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Issuer) have been delivered to the Trustee for cancellation; or

(b) all notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of such holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on such notes not delivered to the Trustee for cancellation for principal, premium and Liquidated Damages, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;

(3) the Issuer or any Guarantor has paid or caused to be paid all sums payable by it under the Indenture; and

(4) the Issuer has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

      In addition, the Issuer must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all applicable conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

      If the Trustee becomes a creditor of the Issuer or any Guarantor, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

      The holders of a majority in principal amount of the then-outstanding notes under the Indenture (including the existing senior notes) will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Certain definitions

      Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

      “Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

      “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” shall have correlative meanings.

      “Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights, other than sales or leases in the ordinary course of business consistent with past practices; provided that the sale, conveyance or other disposition of all or substantially all of the assets of the Issuer and its Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption “— Repurchase at the option of holders — Change of Control” and/or the provisions described above under the caption “— Certain covenants — Merger, consolidation or sale of assets” and not by the provisions of the Asset Sale covenant; and

(2) the issuance of Equity Interests by any of the Issuer’s Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries.

      Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

(1) any single transaction or series of related transactions that involves assets having a fair market value of less than $5.0 million;

(2) a transfer of assets between or among the Issuer and its Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Restricted Subsidiary to the Issuer or to another Restricted Subsidiary;

(4) the sale, lease or license of property, plant, equipment, inventory, accounts receivable or other assets in the ordinary course of business;

(5) the sale or other disposition of cash or Cash Equivalents;

(6) a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption “— Certain covenants — Restricted payments;”

(7) the licensing of intellectual property; and

(8) sales of receivables and related assets (including contract rights) of the type specified in the definition of “Qualified Securitization Transaction” to a Securitization Entity for the fair market value thereof, including consideration in the amount specified in the proviso to the definition of Qualified Securitization Transaction.

      “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” shall have a corresponding meaning.

      “Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.

      “Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

      “Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

      “Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of twelve months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thompson Bank Watch Rating of “B” or better;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having the highest rating obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Rating Service and in each case maturing within twelve months after the date of acquisition;

(6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition; and

(7) Indebtedness with a rating of “A” or higher from Standard & Poor’s Rating Service or “A-2” or higher from Moody’s Investors Service, Inc.

      “Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Issuer and its Restricted Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than a Principal or a Related Party of a Principal;

(2) the adoption of a plan relating to the liquidation or dissolution of the Issuer;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above), other than the Principals and their Related Parties, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Issuer, measured by voting power rather than number of shares;

(4) the first day on which a majority of the members of the Board of Directors of the Issuer are not Continuing Directors;

(5) the first day on which Parent ceases to own 100% of the outstanding Equity Interests of the Issuer; or

(6) the Issuer consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Issuer, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Issuer or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Issuer outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance).

      “Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

(1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2) provision for taxes based on income or profits of such Person and its Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3) consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(4) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash items (excluding any such non-cash items to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash items were deducted in computing such Consolidated Net Income; minus

(5) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

      Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash items of, a Subsidiary of the Issuer shall be added to Consolidated Net Income to compute Consolidated Cash Flow of the Issuer only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Issuer by such Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

      “Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Wholly Owned Restricted Subsidiary thereof;

(2) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(3) the Net Income or loss of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded; and

(4) the cumulative effect of a change in accounting principles shall be excluded.

      “Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Issuer who:

(1) was a member of such Board of Directors on the date of the Indenture; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

      “Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of March 19, 1999, by and among the Issuer, Parent and various direct and indirect wholly owned Subsidiaries of Parent and Bank of America, N.A. as a lender and as agent, and certain other lenders, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time.

      “Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or other long-term indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

      “Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

      “Designated Noncash Consideration” means any non-cash consideration (other than non-cash consideration that would constitute a Restricted Investment) received by the Issuer or one of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Noncash Consideration pursuant to an Officers’ Certificate executed by the principal executive officer and the principal financial officer of the Issuer or such Restricted Subsidiary. Such Officers’ Certificate shall state the basis of such valuation, which shall be a report of a nationally recognized investment banking firm with respect to the receipt in one or a series of related transactions of Designated Noncash Consideration with a fair market value in excess of $5.0 million.

      “Designated Preferred Stock” means preferred stock that is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate executed by the principal executive officer and the principal financial officer of the Issuer, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (4)(c)(ii) of the first paragraph under the caption “Certain covenants — Restricted payments.”

      “Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Issuer to repurchase such Capital Stock upon the occurrence of a Change of Control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Issuer may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “— Certain covenants — Restricted payments.”

      “Domestic Restricted Subsidiary” means any Restricted Subsidiary that was formed under the laws of the United States or any state thereof or the District of Columbia.

      “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

      “Equity Offering” means an offering by Parent or the Issuer of shares of its Common Stock (however designated and whether voting or non-voting) and any and all rights, warrants or options to acquire such Common Stock; provided that, in the event of any Equity Offering by Parent, Parent contributes to the common equity capital of the Company (other than as Disqualified Stock) the net cash proceeds of such Equity Offering.

      “Existing Indebtedness” means the aggregate principal amount of Indebtedness of the Issuer and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on April 18, 2002, until such amounts are repaid.

      “Existing Senior Subordinated Notes” means the Issuer’s Series A 9% Senior Subordinated Notes due 2009, Series B 9% Senior Subordinated Notes due 2009, Series C 9% Senior Subordinated Notes due 2009 and Series D 9% Senior Subordinated Notes due 2009.

      “Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus

(2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest expense on Indebtedness of another Person that is guaranteed by such Person or any one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or any one of its Restricted Subsidiaries, whether or not such guaranty or Lien is called upon; plus

(4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Issuer (other than Disqualified Stock) or to the Issuer or a Restricted Subsidiary of the Issuer, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local effective tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

      “Fixed Charge Coverage Ratio” means with respect to any specified Person and its Restricted Subsidiaries for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

      In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act (giving effect to any Pro Forma Cost Savings), but without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded; and

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

      “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which were in effect as of the 9% Notes’ Original Issue Date.

      “Guaranty” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

      “Guarantors” means each of:

(1) Parent; Universal Tool & Stamping Company Inc.; Dura Automotive Systems Cable Operations, Inc.; Adwest Electronics, Inc.; Dura Automotive Systems of Indiana, Inc.; Atwood Automotive Inc.; Atwood Mobile Products, Inc.; Dura G.P.; Creation Group Holdings, Inc.; and Creation Group, Inc.

(2) any other subsidiary that executes a Guaranty in accordance with the provisions of the Indenture; and their respective successors and assigns.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

(2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates, currency values or commodity prices.

      “Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent, in respect of:

(1) borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) banker’s acceptances;

(4) representing Capital Lease Obligations;

(5) the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

(6) representing any Hedging Obligations, if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP.

      In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by the specified Person of any indebtedness of any other Person.

      The amount of any Indebtedness outstanding as of any date shall be:

(1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

(2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

      “Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (excluding commissions, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Issuer or any Restricted Subsidiary of the Issuer sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Issuer such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Issuer, the Issuer shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain covenants — Restricted payments.” The acquisition by the Issuer or any Restricted Subsidiary of the Issuer of a Person that holds an Investment in a third Person shall be deemed to be an Investment by the Issuer or such Restricted Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain covenants — Restricted payments.”

      “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

      “Liquidated Damages” means all liquidated damages owing pursuant to the registration rights agreements entered into in connection with the offering of the existing senior notes and in connection with the offering of the outstanding notes between the Issuer, the Guarantors and the respective initial purchasers party thereto.

      “Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

      “Net Proceeds” means the aggregate cash proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, other than under the Credit Agreement, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

      “9% Notes’ Original Issue Date” means April 22, 1999, the date of issuance of the Issuer’s outstanding Series A 9% Senior Subordinated Notes due 2009.

      “Non-recourse Debt” means Indebtedness:

(1) as to which neither the Issuer nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Issuer or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Issuer or any of its Restricted Subsidiaries.

      “Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

      “Permitted Business” means the business conducted by the Issuer and its Restricted Subsidiaries on April 18, 2002 and businesses reasonably related thereto.

      “Permitted Investments” means:

(1) any Investment in the Issuer or in a Restricted Subsidiary;

(2) any Investment in Cash Equivalents;

(3) any Investment by the Issuer or any Restricted Subsidiary of the Issuer in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of the Issuer; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated onto, the Issuer or a Restricted Subsidiary of the Issuer;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “— Repurchase at the option of holders — Asset Sales”;

(5) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Issuer or Parent;

(6) Hedging Obligations;

(7) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (7) that are at the time outstanding not to exceed the greater of (x) $50.0 million and (y) 5.0% of Total Assets;

(8) Investments existing on the date of the Indenture and any amendment, modification, restatement, supplement, extension, renewal, refunding, replacement, refinancing, in whole or in part, thereof;

(9) any Investment by the Issuer or a Subsidiary of the Issuer in a Securitization Entity or any Investment by a Securitization Entity in any other Person in connection with a Qualified Securitization Transaction; provided that any Investment in a Securitization Entity is in the form of a Purchase Money note or any equity interest;

(10) Investments in Permitted Joint Ventures of up to $25.0 million outstanding at any one time;

(11) Investments in Unrestricted Subsidiaries an amount at any one time outstanding not to exceed $10.0 million; and

(12) Investments in securities of trade creditors or customers received pursuant to a plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers.

      “Permitted Joint Venture” means an entity characterized as a joint venture (however structured) engaged in a Permitted Business and in which the Issuer or a Restricted Subsidiary (a) owns at least 20% of the ownership interest or (b) has the right to receive at least 20% of the profits or distributions; provided that such joint venture is not a Subsidiary.

      “Permitted Liens” means:

(1) Liens of the Issuer and any Guarantor securing Indebtedness and other Obligations under Credit Facilities that were permitted by the terms of the Indenture to be incurred;

(2) Liens in favor of the Issuer or the Guarantors;

(3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Issuer or any Subsidiary of the Issuer; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Issuer or the Subsidiary;

(4) Liens on property existing at the time of acquisition thereof by the Issuer or any Subsidiary of the Issuer, provided that such Liens were in existence prior to the contemplation of such acquisition;

(5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled “— Certain covenants—Incurrence of Indebtedness and issuance of preferred stock” covering only the assets acquired with such Indebtedness;

(7) Liens existing on the date of the Indenture;

(8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(9) Liens incurred in the ordinary course of business of the Issuer or any Subsidiary of the Issuer with respect to obligations that do not exceed $5.0 million at any one time outstanding;

(10) Liens on assets of Unrestricted Subsidiaries that secure Non-Recourse Debt of Unrestricted Subsidiaries;

(11) Liens on assets of a Restricted Subsidiary that is not a Guarantor that secures Indebtedness (including Acquired Indebtedness) incurred in compliance with the covenant described under “Certain covenants — Limitation on foreign Indebtedness;”

(12) judgment Liens not giving rise to an Event of Default;

(13) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Issuer or any of its Restricted Subsidiaries, including rights of offset and set-off;

(14) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customer duties in connection with the importation of goods;

(15) Liens on assets transferred to a Securitization Entity or on assets of a Securitization Entity, in either case incurred in connection with a Qualified Securitization Transaction;

(16) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Issuer and its Restricted Subsidiaries;

(17) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(18) Liens imposed by law, such as carriers’, warehouseman’s and mechanics’ Liens in each case for sums not yet due or being contested in good faith;

(19) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuer or any Guarantor to the extent such Indebtedness is permitted to be incurred in accordance with the covenant described under “Certain covenants—Incurrence of Indebtedness and issuance of preferred stock”;

(20) Liens securing Hedging Obligations as long as the related Indebtedness is, and is permitted to be, under the Indenture to be secured by a Lien on the same property securing the Hedging Obligations;

(21) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations with respect to bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods; and

(22) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business.

      “Permitted Refinancing Indebtedness” means any Indebtedness of the Issuer or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Issuer or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest thereon and the amount of all expenses and premiums incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the Holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4) such Indebtedness is incurred either by the Issuer or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

      “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

      “Principals” means Onex DHC LLC, Alkin Co. and J2R Corporation.

      “Pro Forma Cost Savings” means, with respect to any period, the reduction in costs that occurred during the four-quarter period or after the end of the four-quarter period and on or prior to the Transaction Date that were directly attributable to an asset acquisition and calculated on a basis that is consistent with Article 11 of Regulation S-X under the Securities Act as in effect as of the 9% Notes’ Original Issue Date.

      “Productive Assets” means assets that are used or useful in, or Capital Stock of any person engaged in, a Permitted Business.

      “Qualified Securitization Transaction” means any transaction or series of transactions pursuant to which the Issuer or any of its Restricted Subsidiaries may sell, convey or otherwise transfer to (a) a Securitization Entity (in the case of a transfer by the Issuer or any of its Restricted Subsidiaries) and (b) any other Person (in case of a transfer by a Securitization Entity), or may grant a security interest in, any accounts receivable or equipment (whether now existing or arising or acquired in the future) of the Issuer or any of its Restricted Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable and equipment and other assets (including contract rights and all guarantees or other obligations in respect to such accounts receivable and equipment, proceeds of such accounts receivable and equipment and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and equipment, all of the foregoing for the purpose of providing working capital financing on terms that are more favorable to the Issuer and its Restricted Subsidiaries than would otherwise be available at that time.

      “Related Party” means:

(1) any controlling stockholder, 80% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Principal; or

(2) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause (1).

      “Restricted Investment” means an Investment other than a Permitted Investment.

      “Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

      “Securitization Entity” means a Wholly Owned Subsidiary of the Issuer (or another Person in which the Issuer or any Subsidiary of the Issuer makes an Investment and to which the Issuer or any Subsidiary of the Issuer transfers accounts receivable or equipment and related assets) that engages in no activities other than in connection with the financing of accounts receivable or equipment and that is designated by the Board of Directors of the Issuer (as provided below) as a Securitization Entity (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Issuer or any other Restricted Subsidiary (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness)) pursuant to Standard Securitization Undertakings, (ii) is recourse to or obligates the Issuer or any Restricted Subsidiary in any way other than pursuant to Standard Securitization Undertakings, (b) with which neither the Issuer nor any Restricted Subsidiary has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Issuer or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Issuer, other than fees payable in the ordinary course of business in connection with servicing receivables of such entity, and (c) to which neither the Issuer nor any Restricted Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors shall be evidenced to each of the Trustees by filing with the Trustees a certified copy of the resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

      “Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

      “Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Issuer or any Subsidiary of the Issuer that are reasonably customary in an accounts receivable or equipment transactions.

      “Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

      “Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

      “Total Assets” means the total assets of the Issuer and its Restricted Subsidiaries on a consolidated basis determined in accordance with GAAP, as shown on the most recently available consolidated balance sheet of the Issuer and its Restricted Subsidiaries.

      “Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to May 1, 2004; provided, however, that if the period from the Redemption Date to May 1, 2004 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

      “Unrestricted Subsidiary” means any Subsidiary of the Issuer (other than Dura UK Limited or any successor thereto) that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) is not party to any agreement, contract, arrangement or understanding with the Issuer or any Restricted Subsidiary of the Issuer unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Issuer or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Issuer;

(3) is a Person with respect to which neither the Issuer nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Issuer or any of its Restricted Subsidiaries.

      Any designation of a Subsidiary of the Issuer as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “— Certain covenants — Restricted payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Issuer as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “— Certain covenants — Incurrence of Indebtedness and issuance of preferred stock,” the Issuer shall be in default of such covenant. The Board of Directors of the Issuer may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Issuer of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “— Certain covenants — Incurrence of Indebtedness and issuance of preferred stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

      “Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

      “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

      “Wholly Owned Restricted Subsidiary” of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person.

BOOK-ENTRY SETTLEMENT AND CLEARANCE

The Global Note

      The exchange notes will be issued in global form, without interest coupons (the “Global Note”). The Global Note will be deposited on the issue date with The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the trustee pursuant to the FAST Balance Certificate Agreement between DTC and the trustee.

Book-entry procedures for the Global Note

      The descriptions of the operations and procedures of DTC, Euroclear and Clearstream set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them from time to time. We do not take any responsibility for these operations or procedures, and investors are urged to contact the relevant system or its participants directly to discuss these matters.

      DTC has advised us that it is (1) a limited purpose trust company organized under the laws of the State of New York, (2) a “banking organization” within the meaning of the New York Banking Law, (3) a member of the Federal Reserve System, (4) a “clearing corporation” within the meaning of the Uniform Commercial Code, as amended and (5) a “clearing agency” registered pursuant to Section 17A of the Securities Exchange Act of 1934. DTC was created to hold securities for its participants and facilitates the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC’s participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies, referred to as “indirect participants,” that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants.

      Pursuant to procedures established by DTC, upon deposit of the global note, DTC will credit the accounts of participants designated by the registrar. Ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC, with respect to the interests of participants, and the records of participants and the indirect participants, with respect to the interests of persons other than participants.

      The laws of some jurisdictions may require that some types purchasers of notes take physical delivery of the notes in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to these persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer the interest to persons or entities that do not participate in DTC’s system, or to otherwise take actions in respect of the interest, may be affected by the lack of a physical definitive note in respect of the interest.

      So long as DTC or its nominee is the registered owner of a global note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by the global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes, and will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the Indenture. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if the holder is not a participant or an indirect participant, on the procedures of the participant through which the holder owns its interest, to exercise any rights of a holder of notes under the Indenture or the global note.

      We understand that under existing industry practice, in the event that we request any action of holders of notes, or a holder that is an owner of a beneficial interest in a global note desires to take any action that DTC, as the holder of such global note, is entitled to take, DTC would authorize the participants to take the action and the participants would authorize holders owning through the participants to take the action or would otherwise act upon the instruction of the holders. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to the notes.

      Payments with respect to the principal of, premium, if any, liquidated damages, if any, and interest on, any notes represented by a global note registered in the name of DTC or its nominee on the applicable record date will be payable by the trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the global note representing the notes under the Indenture. Under the terms of the Indenture, we may treat, and the trustee may treat, the persons in whose names the notes, including the global notes, are registered as the owners of the notes for the purpose of receiving payment on the notes and for any and all other purposes whatsoever. Accordingly, neither we nor the trustee has or will have any responsibility or liability for the payment of these amounts to owners of beneficial interests in the global note, including principal, premium, if any, liquidated damages, if any, and interest. Payments by the participants and the indirect participants to the owners of beneficial interests in the global notes will be governed by standing instructions and customary industry practice and will be the responsibility of the participants or the indirect participants and DTC.

      Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

      Subject to compliance with the transfer restrictions applicable to the notes, cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in the system in accordance with the rules and procedures and within the established deadlines (Brussels time) of the system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

      Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global note from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day, which must be a business day for Euroclear and Clearstream, immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of the sale of an interest in a global note by or through a Euroclear or Clearstream participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

      Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated notes

      If (1) we notify the trustee in writing that DTC, Euroclear or Clearstream is no longer willing or able to act as a depositary or clearing system for the notes or DTC ceases to be registered as a clearing agency under the Exchange Act, and a successor depositary or clearing system is not appointed within 90 days of this notice or cessation, (2) we, at our option, notify the trustee in writing that we elect to cause the issuance of notes in definitive form under the Indenture or (3) upon the occurrence and continuation of an event of default under the Indenture, then, upon surrender by DTC of the global notes, certificated notes will be issued to each person that DTC identifies as the beneficial owner of the notes represented by the global notes. Upon any such issuance, the trustee is required to register the certificated notes in the name of the person or persons or the nominee of any of these persons and cause the same to be delivered to these persons.

      Neither we nor the trustee shall be liable for any delay by DTC or any participant or indirect participant in identifying the beneficial owners of the related notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the notes to be issued.

CERTAIN U.S. FEDERAL TAX CONSIDERATIONS

      The following discussion summarizes the material U.S. federal income tax aspects of the acquisition, ownership and disposition of the exchange notes. This discussion is a summary for general information purposes and does not consider all aspects of U.S. federal income taxation that may be relevant to the purchase, ownership and disposition of the exchange notes by a prospective investor in light of such investor’s personal circumstances. This discussion also does not address the U.S. federal income tax consequences of ownership of exchange notes not held as capital assets within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or the U.S. federal income tax consequences to investors subject to special treatment under the U.S. federal income tax laws, such as dealers in securities or foreign currency, tax-exempt entities, financial institutions, regulated investment companies, real estate investment trusts, insurance companies, persons that hold the exchange notes as part of a “straddle,” a “hedge” or a “conversion transaction,” persons that have a “functional currency” other than the U.S. dollar, except as specifically described under “Non-U.S. Holders,” and investors in pass-through entities. In addition, this discussion does not describe any tax consequences arising under U.S. federal gift and estate taxes or out of the tax laws of any state, local or foreign jurisdiction.

      This discussion is based upon the Code, existing Treasury Regulations thereunder, and current administrative rulings and court decisions. All of the foregoing is subject to change, possibly on a retroactive basis, and any such change could affect the continuing validity of this discussion.

      This discussion deals only with beneficial owners who acquired the exchange notes in connection with the offering of the outstanding notes at the initial offering price. It does not address some issues that are relevant to subsequent purchasers of the outstanding notes or exchange notes including, but not limited to, the treatment of market discount for U.S. federal income tax purposes.

      Holders of notes should consult their own tax advisors concerning the application of U.S. federal income tax laws, as well as the laws of any state, local or foreign taxing jurisdiction, to their particular situations.

U.S. Holders

      The following discussion is limited to the U.S. federal income tax consequences relevant to U.S. Holders. As used herein, a “U.S. Holder” is a beneficial owner of a note that is:

•	a citizen or resident (as defined in Section 7701(b)(1) of the Code) of the United States;

•	a corporation or partnership organized under the laws of the United States or any political subdivision thereof or therein;

•	an estate, the income of which is subject to U.S. federal income tax regardless of the source; or

•	a trust with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions or if the trust was in existence on August 20, 1996 and has properly elected to continue to be treated as a U.S. person.

      Certain U.S. federal income tax consequences relevant to a holder other than a U.S. Holder are discussed separately below.

     Interest income

      Payments of interest on a note generally will be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the holder’s regular method of tax accounting). The notes are being issued without original issue discount.

      We may be obligated to pay an additional amount to the holders of the notes under certain circumstances. Under the Treasury Regulations, however, such payments will not be subject to the special rules applicable to contingent payment debt instruments if, as of the issue date, the contingency is either “remote” or “incidental”. We intend to take the position that, solely for these purposes, the payment of any additional amount is a remote or incidental contingency. Our determination that such payments are a remote or incidental contingency for these purposes is binding on a holder, unless such holder discloses in the proper manner to the Internal Revenue Service (the “IRS”) that it is taking a different position. Prospective investors should consult their tax advisors as to the tax considerations relating to the payment of the additional amount.

     Sale or exchange of notes

      A holder will generally recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or other disposition of the note (other than amounts attributable to accrued interest not already taken into income, which will be taxed as ordinary income) and the holder’s adjusted tax basis in the note. A holder’s adjusted tax basis in the note generally will be the initial purchase price paid therefor. Gain recognized on the sale of a note will be long-term capital gain provided the holder’s holding period for the note exceeds one year. In the case of a holder other than a corporation, the current maximum marginal U.S. federal income tax rate applicable to long term capital gain recognized on the sale of a note is 15%.

      If the selling price is less than the holder’s adjusted tax basis, the holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for U.S. federal income tax purposes.

     The exchange offer

      The exchange of the outstanding notes for exchange notes pursuant to the exchange offer will not constitute a significant modification of the terms of the outstanding notes, and, accordingly, such exchange will not constitute an exchange for U.S. federal income tax purposes. Therefore, a holder will not recognize gain or loss upon receipt of an exchange note in the exchange offer; a holder’s holding period for such exchange note will include the holding period of the outstanding note surrendered and such holder’s adjusted basis in such exchange note will be the same as such holder’s basis in the outstanding note surrendered. In addition, each holder of exchange notes would continue to be required to include interest on the exchange notes in its gross income in accordance with its method of accounting for U.S. federal income tax purposes.

     Backup withholding and information reporting

      Under the Code, a U.S. Holder of a note may be subject, under certain circumstances, to information reporting and/or backup withholding with respect to cash payments in respect of interest on, or the gross proceeds from disposition of, a note. This withholding applies only if a U.S. Holder:

•	fails to furnish its social security or other taxpayer identification number (“TIN”) within a reasonable time after a request therefor;

•	furnishes an incorrect TIN;

•	fails to report interest or dividends properly; or

•	fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding.

      Any amount withheld from a payment to a U.S. Holder under the backup withholding rules is allowable as a credit, and may entitle such holder to a refund, against such Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS. Certain persons are exempt from backup withholding, including corporations and financial institutions. Holders of notes should consult their tax advisors as to their qualification for exemption from withholding and the procedure for obtaining such exemption.

Non-U.S. Holders

      The following discussion is limited to the U.S. federal income tax consequences relevant to a holder of a note that is not a U.S. Holder (a “Non-U.S. Holder”).

      This discussion does not address all aspects of U.S. federal income taxation that may be relevant to the purchase, ownership or disposition of the notes by any particular Non-U.S. Holder in light of such holder’s personal circumstances, including holding the notes through a partnership. For example, persons who are partners in foreign partnerships or beneficiaries of foreign trusts or estates and who are subject to U.S. federal income tax because of their own status, such as U.S. residence or foreign persons engaged in a trade or business in the United States, may be subject to U.S. federal income tax even though the entity is not subject to income tax on disposition of its note.

      Additionally, special rules may apply to certain Non-U.S. Holders, such as “controlled foreign corporations,” “passive foreign investment companies,” “foreign personal holding companies” and certain expatriates, that are subject to special treatment under the Code. Such entities should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

      For purposes of the following discussion, interest and gain on the sale, exchange or other disposition of the note will be considered “U.S. trade or business income” if such income or gain is effectively connected with the conduct of a U.S. trade or business, or in the case of an applicable income tax treaty between the United States and the country of which the holder is a qualified resident, attributable to a U.S. permanent establishment (or to a fixed base) in the United States.

     Stated interest

      Generally, any interest paid to a Non-U.S. Holder of a note that is not U.S. trade or business income will not be subject to U.S. federal income tax if the interest qualifies as “portfolio interest.” Interest on the notes will qualify as portfolio interest if:

•	interest paid on the note is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States;

•	the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of our voting stock, and is not a “controlled foreign corporation” with respect to which the Issuer is a “related person” within the meaning of Section 864(d)(4) of the Code;

•	the Non-U.S. Holder is not a bank whose receipt of interest on the notes is described in Section 881(c)(3)(A) of the Code; and

•	the beneficial owner, under penalties of perjury, certifies that the beneficial owner is not a U.S. person and such certificate provides the beneficial owner’s name and address.

      The gross amount of payments to a Non-U.S. Holder of interest that do not qualify for the portfolio interest exception and that are not U.S. trade or business income will be subject to U.S. withholding tax at the rate of 30%, unless a U.S. income tax treaty applies to reduce or eliminate withholding. U.S. trade or business income will be taxed at regular U.S. federal income tax rates rather than the 30% gross rate. To claim the benefit of a tax treaty or to claim exemption from withholding because the income is U.S. trade or business income, the Non-U.S. Holder must provide a properly executed Form W-8BEN or W-8ECI, or such successor forms as the IRS designates, as applicable, prior to payment of interest. These forms must be periodically updated. A Non-U.S. Holder who is claiming the benefits of a tax treaty may be required to obtain a U.S. TIN and to provide certain documentary evidence issued by foreign governmental authorities to prove residence in the foreign country.

     Sale, exchange or redemption of the notes

      Subject to the discussion concerning backup withholding, any gain realized by a Non-U.S. Holder on the sale, exchange or redemption of a note generally will not be subject to U.S. federal income tax unless such gain is U.S. trade or business income, or, subject to certain exceptions, the Non-U.S. Holder is an individual who holds the note as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition.

     Information reporting and backup withholding

      The Issuer must report annually to the IRS and to each Non-U.S. Holder any interest that is subject to U.S. withholding tax or that is exempt from withholding pursuant to a tax treaty or the portfolio interest exception (as described above in “Stated Interest”). Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

      Backup withholding and information reporting will not apply to payments of principal on the notes by the Issuer to a Non-U.S. Holder, if the Holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that neither the Issuer nor its paying agent has actual knowledge or reason to know that the holder is a U.S. Holder or that the conditions of any other exemption are not, in fact, satisfied.

      United States backup withholding tax will not apply to payments on the notes to a Non-U.S. Holder if the certification described above in “Stated Interest” is duly provided by such holder, provided that the payor does not have actual knowledge or reason to know that the holder is a United States person. Information reporting may still apply with respect to payments of interest. Information reporting and backup withholding tax will not apply to payments of the proceeds of the sale of notes to a Non-U.S. Holder effected by a broker, provided that either a sale occurs through a foreign office of a foreign broker that has no connection with the United States, as described in applicable regulations, or such broker has in its records certain documentary evidence allowed by Treasury regulations that the beneficial owner is a Non-U.S. Holder, certain other conditions are met and the broker does not have actual knowledge that the holder is a U.S. Holder.

      Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a refund or a credit against such Non-U.S. Holder’s U.S. federal income tax liability, provided that the requisite procedures are followed.

CERTAIN ERISA CONSIDERATIONS

      The following is a summary of certain considerations associated with the purchase of the notes and exchange notes by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” (within the meaning of ERISA or of any Similar Laws) of such plans, accounts and arrangements (each, a “Plan”).

General fiduciary matters

      ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

      In considering an investment in the notes and exchange notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Laws relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited transaction issues

      Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of notes by an ERISA Plan with respect to which we or the initial purchasers are considered a party in interest or disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions (“PTCEs”) that may apply to the acquisition and holding of the notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1, respecting insurance company pooled separate accounts, PTCE 91-38, respecting bank collective investment funds, PTCE 95-60, respecting life insurance company general accounts and PTCE 96-23, respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied.

      Because of the foregoing, the notes and exchange notes should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding (and the exchange of notes for exchange notes) will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Representation

      Accordingly, by acceptance of a note or an exchange note, each purchaser and subsequent transferee will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the notes constitutes assets of any Plan or (ii) the purchase and holding of the notes (and the exchange of notes for exchange notes) by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

      The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes (and holding the notes or exchange notes) on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such transactions and whether an exemption would be applicable.

PLAN OF DISTRIBUTION

      Each participating broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a participating broker-dealer in connection with resales of exchange notes received by it in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any participating broker-dealer for use in connection with any such resale.

      We will not receive any proceeds from any sales of the exchange notes by participating broker-dealers. Exchange notes received by participating broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such participating broker-dealer and/or the purchasers of any such exchange notes. Any participating broker-dealer that resells the exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a participating broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

      For a period of 180 days after the expiration date we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any participating broker-dealer that requests such documents in the letter of transmittal.

      Prior to the exchange offer, there has not been any public market for the outstanding notes. The outstanding notes have not been registered under the Securities Act and will be subject to restrictions on transferability to the extent that they are not exchanged for exchange notes by holders who are entitled to participate in this exchange offer. The holders of outstanding notes, other than any holder that is our affiliate within the meaning of Rule 405 under the Securities Act, who are not eligible to participate in the exchange offer are entitled to certain registration rights, and we may be required to file a shelf registration statement with respect to the outstanding notes.

      The exchange notes will constitute a new issue of securities with no established trading market. We do not intend to list the exchange notes on any national securities exchange or to seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. In addition, such market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the exchange offer and the pendency of any shelf registration statements. Accordingly, no assurance can be given that an active public or other market will develop for the exchange notes or as to the liquidity of the trading market for the exchange notes. If a trading market does not develop or is not maintained, holders of the exchange notes may experience difficulty in reselling the exchange notes or may be unable to sell them at all. If a market for the exchange notes develops, any such market may be discontinued at any time.

LEGAL MATTERS

      The validity and enforceability of the exchange notes and the guarantees and other legal matters, including the tax-free nature of the exchange, will be passed upon on our behalf by Kirkland & Ellis LLP, a partnership that includes professional corporations, Chicago, Illinois. Certain matters under Indiana and

Tennessee law will be passed upon by Frost Brown Todd LLC, Louisville, Kentucky. Certain matters of Michigan law will be passed upon by Dickinson Wright PLLC, Rochester Hills, Michigan.

EXPERTS

      Our consolidated financial statements as of December 31, 2002 and 2001 and for each of the years ended December 31, 2002, 2001 and 2000 incorporated by reference into this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report with respect thereto and incorporated herein.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Directors and Officers

      Each of Dura Automotive Systems, Inc., Dura Operating Corp., Adwest Electronics, Inc. and Dura Automotive Systems Cable Operations, Inc. is incorporated under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware (the “Section 145”) provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. Similar provisions apply to actions brought by or in the right of the corporation, except that no indemnification shall be made without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

      Article Eleven of the Restated Certificate of Incorporation of Parent provides that, to the fullest extent permitted by the Delaware General Corporation Law, no director of the corporation shall be liable to the corporation or its stockholders for monetary damages arising from a breach of fiduciary duty owed to the corporation or its stockholders.

      Article V of Parent’s Amended and Restated By-Laws (the “Dura By-laws”) provides that each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including involvement as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators; provided, however, that, except as provided below with respect to proceedings to enforce rights to indemnification, the corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification is a contract right and includes the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final disposition (advancement of expenses); provided, however, that, if and to the extent that the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the corporation of an undertaking by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal than such indemnitee is not entitled to be indemnified for such expenses.

      Article V of the Dura By-laws further provides that any person serving as a director, officer, employee or agent of a subsidiary of Parent shall be conclusively presumed to be serving in such capacity at the request of Parent and, hence subject to indemnification by Parent.

      Article V of the Dura By-laws further provides that persons who after the date of the adoption of Article V become or remain directors or officers of the corporation or who, while a director or officer of the corporation, become or remain a director, officer, employee or agent of a subsidiary, shall be conclusively presumed to have relied on the rights to indemnify, advancement of expenses and other rights contained in Article V in entering into or continuing such service. The rights to indemnification and to the advancement of expenses conferred in Article V shall apply to claims made against a indemnitee arising out of acts or omissions which occurred or occur both prior and subsequent to the adoption hereof. The rights to indemnification and to the advancement of expenses conferred in Article V shall not be exclusive of any other right which any person may have or hereafter acquire under the Amended and Restated Certificate of Incorporation or under any statute, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

      Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

      All of the directors and officers of Parent are covered by insurance policies maintained and held in effect by such corporation against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933.

      Dura Operating Corp., Adwest Electronics, Inc. and Dura Automotive Systems Cable Operations, Inc. are also incorporated under the General Corporation Law of the State of Delaware. Under their respective charter documents, each corporation has agreed to indemnify their officers and directors to the fullest extent authorized by the Delaware General Corporation Law.

      In addition, the certificate of incorporation of Adwest Electronics, Inc. provide that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.

      Dura G.P. Dura G.P. is a general partnership formed under the laws of Delaware. Section 15-110 of the Delaware Revised Uniform Partnership Act provides that subject to the standards and restrictions set forth in a partnership agreement, a partnership shall have the power to indemnify its partners against any and all claims and demands whatsoever. The partnership’s partnership agreement provides that the partnership shall defend, indemnify and hold the partners (including Dura Operating Corp., the “Managing General Partner”) harmless from and against any loss, expense, damage or injury suffered or sustained by reason of any acts, omissions or alleged acts or omissions arising out of its or their activities on or believed by such partner to be on behalf of the partnership or in or believed by such partner to be in furtherance of the interest of the partnership including but not limited to any judgment, award, settlement, reasonable attorney’s fees and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim if the acts, omissions or alleged acts or omissions upon which such actual or threatened actions, proceedings or claims are based were not performed or omitted fraudulently or in bad faith by the partner. Any such indemnification shall only be from the assets of the partnership and may include advances if approved by the Managing General Partner (even if it itself makes the claim proposed to be indemnified).

      Atwood Automotive, Inc. Atwood Automotive, Inc. is incorporated under the laws of the state of Michigan. The Restated and Amended By-laws of Atwood Automotive, Inc. provide that each director and officer of the corporation shall be indemnified by the corporation against all expenses in connection with any claim (civil, criminal or otherwise, including appeals) in which he or she may become involved due to his or her position with the corporation. Where such cases proceed to final adjudication, indemnification shall not be allowed for such directors or officers found liable for negligence or misconduct in performance of duties to the corporation. Neither a judgment of conviction or the entry of any plea in a criminal case shall of itself be deemed an adjudication that such individual was liable of negligence or misconduct if the individual acted in good faith, for a purpose believed to be in the best interest of the corporation and had no reasonable cause to believe the conduct was unlawful. The rights contained in the bylaws of Atwood Automotive, Inc. shall not be deemed exclusive of other rights to which the individual is entitled.

      Atwood Mobile Products, Inc. Atwood Mobile Products, Inc. is a corporation organized under the laws of the State of Illinois. The Articles of Incorporation of Atwood Mobile Products, Inc. provide that no director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 8.65 of the Illinois Business Corporation Act, or (iv) for any transaction from which the director derived an improper personal benefit. The By-laws of Atwood Mobile Products, Inc. provide that the corporation shall indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving another organization or entity (whether for profit or not) at the corporation’s request. Such indemnification shall be to the fullest extent, and shall be determined in such manner, as now or hereafter permitted by law. The indemnification shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. The corporation may, by action of its board of directors, indemnify its employees and agents to the same extent as the indemnification of its directors and officers. Notwithstanding the foregoing, the indemnification and advancement of expenses provided by or granted under the Illinois Business Corporation Act shall not be considered exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled to under the articles of incorporation, by-laws, insurance, or a contractual agreement.

      Dura Automotive Systems of Indiana, Inc., Universal Tool & Stamping Company, Inc., Creation Group Holdings, Inc. and Creation Group, Inc. Each of Dura Automotive Systems of Indiana, Inc., Universal Tool & Stamping Company, Inc., Creation Group Holdings, Inc. and Creation Group, Inc. is a corporation organized under the laws of the State of Indiana. Under Chapter 37, Section 8 of the Indiana Business Corporation Law (the “Indiana Act”), a corporation may indemnify an individual made party to a proceeding because the individual is or was a director against liability incurred in the proceeding if the individual’s conduct (1) was in good faith and (2) the individual reasonably believed that the individual’s conduct was in the corporation’s best interest or not opposed to its best interest and (3) in the case of a criminal proceeding, the individual either had reasonable cause to believe the conduct was lawful or had no reasonable cause to believe it was unlawful. In respect to an employee benefit plan, a director’s conduct believed to be in the best interest of the participants and beneficiaries of the plan is enough to satisfy the requirement of (2) above. Chapter 37, Section 9 of the Indiana Act provides that, unless limited by its articles of incorporation, a corporation shall indemnify a director who was wholly successful in the defense of a proceeding to which the director was party because of his position as director against reasonable expenses incurred by the director in connection with the proceeding. Chapter 37, Section 9 of the Indiana Act provides that director may apply for indemnification from the court. The court must determine if: (1) if the director is entitled to mandatory indemnification under Chapter 37, Section 9 described above or (2) the director is fairly and reasonably entitled to indemnification in view of all relevant circumstances, whether or not the director met the standard of conduct set forth in Chapter 37, Section 8 described above. Chapter 37 also provides that a corporation shall have the power to purchase and maintain insurance for above said person for liability from actions regardless of the corporation’s power to indemnify said person under Section 8 or 9 of this Chapter. The provisions in Chapter 37 shall not be deemed exclusive and those seeking indemnification may be entitled to indemnification under any articles of incorporation, by-laws, resolution by board of directors or shareholders, or any other authorization by a majority vote of the voting shares.

      The By-laws of Dura Automotive Systems of Indiana, Inc. provide that every officer, director or office employee of the corporation, is hereby indemnified against all liability, costs and expenses incurred by him or her in connection with any proceeding, including proceedings brought by or on behalf of the corporation, because such person is or was an officer, director or office employee of the corporation and is based upon any action alleged to have been taken, or not taken, by him or her, but this indemnification shall not apply to any negligent or willful misconduct on the part of said officer, director or office employee which is found in said proceeding to have occurred.

      The By-laws of Universal Tool & Stamping Company, Inc. (the “Universal By-laws”) provide that the corporation may indemnify any person who was or is a party or is threatened to be a made a party to any proceeding because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by such person in connection with such proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful, but if the proceeding was brought by or on behalf of the corporation, the indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such proceeding; provided however that no indemnification shall be made in respect of any claim brought by or in the right of the corporation as to which such person is finally adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation unless and only to the extent that the court in which the proceeding was brought determines upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court deems proper. Notwithstanding the foregoing with respect to an proceeding by or in the right of the corporation, the corporation shall not be required to indemnify any such person in connection with a proceeding voluntarily initiated by such person unless the proceeding was authorized by a majority of the entire Board of Directors. The corporation shall indemnify a director or officer against the portion of his expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with a proceeding in which he is a party because he is a officer or director to the extent he has been successful on the merits or otherwise in the defense of the proceeding. A determination of indemnification must be made (a) by the Board of Directors by a majority vote of a disinterested quorum, or (b) if such a quorum is not obtainable, or even where such a quorum is obtainable, if that quorum so directs, by the written opinion of independent legal counsel selected by the Board of Directors in good faith, or (c) by the shareholders. Such determination shall be made on a case by case basis in accordance with the bylaws and only after receipt of such officer’s or director’s written affirmation of good faith belief that he or she has met such standard of conduct contained in the bylaws.

      Article VII of the Articles of Incorporation of Creation Group Holdings, Inc. provides that the corporation shall indemnify every person who is or was a director or officer of the corporation against all liability to the fullest extent permitted by Chapter 37 of the Indiana Act, provided that such person is determined in the manner specified by Chapter 37 of the Indiana Act to have met the standard of conduct specified therein. The corporation shall, to the fullest extent permitted by Chapter 37 of the Indiana Act, pay for or reimburse the reasonable expenses incurred by every person who is or was a director or officer who is a party to a proceeding in advance of final disposition of the proceeding, in the manner specified by Chapter 37 of the Indiana Act.

      The By-laws of Creation Group, Inc. (the “Creation Group By-laws”) provide that the corporation may indemnify any person who was or is a party or is threatened to be a made a party to any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by such person in connection with such proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful, but if the proceeding was brought by or on behalf of the corporation, the indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such proceeding; provided however that with respect to such proceedings by or in the right of the corporation, no indemnification shall be made in respect of any claim as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation unless and only to the extent that the court in which the proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. The corporation shall indemnify a director or officer against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with a proceeding in which he is a party because he is a officer or director if he has been successful on the merits or otherwise in the defense of the proceeding. A determination of indemnification must be made in accordance with the bylaws (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such proceeding, or (b) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by the shareholders. In addition, expenses incurred by an officer or director in defending a proceeding may be paid by the corporation, as the board of directors deems appropriate, in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director of officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in the bylaws.

      Mark I Molded Plastics of Tennessee, Inc. Subject to certain exceptions described below, a corporation may indemnify an individual made a party to a proceeding because the individual is or was a director against liability incurred in the proceeding if: (i) the individual’s conduct was in good faith, and (ii) the individual reasonably believed: (a) In the case of conduct in the individual’s official capacity with the corporation, that the individual’s conduct was in its best interest; and (b) in all other cases, that the individual’s conduct was at least not opposed to its best interests; and (iii) in the case of any criminal proceeding, the individual had no reasonable cause to believe the individual’s conduct was unlawful. A corporation may not indemnify a director under: (i) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or (ii) in connection with any other proceeding charging improper personal benefit to the director, whether or not involving action in the director’s official capacity, in which the director was adjudged liable on the basis that personal benefit was improperly received by the director. Unless limited by its charter, a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because the director is or was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding. A corporation may not indemnify a director unless authorized in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because the director has met the relevant standard of conduct. The determination shall be made: (1) by the board of directors by majority vote of a quorum consisting of directors not at the time parties to the proceeding; (ii) if a quorum cannot be obtained under subdivision (b) (i), by majority vote of a committee duly designated by the board of directors (in which designation directors who are parties may participate), consisting solely of two (2) or more directors not at the time parties to the proceeding; (iii) by independent special legal counsel; or by the shareholders, but shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted on the determination.

Item 21.	Exhibits and Financial Statement Schedules

      (a) The attached Exhibit Index is incorporated herein by reference. The exhibits listed in the Exhibit Index are filed as part of the Registration Statement or incorporated by reference herein.

      (b) No financial statement schedules are required to be filed herewith pursuant to this Item.

Item 22.	Undertakings

      (a) The undersigned hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(l)(i) and (a)(l)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      (d) The undersigned hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the date of the registration statement through the date of responding to the request.

      (e) The undersigned hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, Dura Operating Corp. has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rochester Hills, State of Michigan, on the 20th day of January, 2004.

DURA OPERATING CORP.

By:	/s/ DAVID R. BOVEE

David R. Bovee
Vice President, Chief Financial Officer
and Assistant Secretary
(principal financial and accounting officer)

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 20th day of January, 2004.

Signature	Title

* Scott D. Rued	Chairman; Director

* Lawrence A. Denton	President and Chief Executive Officer (principal executive officer); Director

* Karl F. Storrie	Vice Chairman; Director

/s/ DAVID R. BOVEE David R. Bovee	Vice President, Chief Financial Officer and Assistant Secretary (principal financial and accounting officer)

* Charles M. Brennan III	Director

* Robert E. Brooker, Jr.	Director

* Jack K. Edwards	Director

* James O. Futterknecht, Jr.	Director

* Yousif B. Ghafari	Director

* S.A. Johnson	Director

Signature		Title

* J. Richard Jones		Director

* Ralph R. Whitney, Jr.		Director

By:	/s/ DAVID R. BOVEE David R. Bovee Attorney in Fact

*	The undersigned by signing his or her name hereto, does sign and execute this registration statement pursuant to the Power of Attorney executed by the above-named officers and directors of the registrant and previously filed with the Commission.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, Dura Automotive Systems, Inc. has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rochester Hills, State of Michigan, on the 20th day of January, 2004.

DURA AUTOMOTIVE SYSTEMS, INC.

By:	/s/ DAVID R. BOVEE

David R. Bovee
Vice President, Chief Financial Officer
and Assistant Secretary
(principal financial and accounting officer)

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 20th day of January, 2004.

Signature	Title

* Scott D. Rued	Chairman; Director

* Lawrence A. Denton	President and Chief Executive Officer (principal executive officer); Director

* Karl F. Storrie	Vice Chairman; Director

/s/ DAVID R. BOVEE David R. Bovee	Vice President, Chief Financial Officer and Assistant Secretary (principal financial and accounting officer)

* Charles M. Brennan III	Director

* Robert E. Brooker, Jr.	Director

* Jack K. Edwards	Director

* James O. Futterknecht, Jr.	Director

* Yousif B. Ghafari	Director

* S.A. Johnson	Director

Signature		Title

* J. Richard Jones		Director

* Ralph R. Whitney, Jr.		Director

By:	/s/ DAVID R. BOVEE David R. Bovee Attorney in Fact

*	The undersigned by signing his or her name hereto, does sign and execute this registration statement pursuant to the Power of Attorney executed by the above-named officers and directors of the registrant and previously filed with the Commission.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, Dura Automotive Systems Cable Operations, Inc. has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rochester Hills, State of Michigan, on the 20th day of January, 2004.

DURA AUTOMOTIVE SYSTEMS CABLE OPERATIONS, INC.

By:	/s/ DAVID R. BOVEE

David R. Bovee
Chairman, President, Chief Financial Officer
and Treasurer

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 20th day of January, 2004.

Signature		Title

/s/ DAVID R. BOVEE David R. Bovee		Chairman, President, Chief Financial Officer and Treasurer (principal executive officer) (principal financial and accounting officer); Director

* Glenn Dong		Assistant Secretary; Director

By:	/s/ DAVID R. BOVEE David R. Bovee Attorney in Fact

*	The undersigned by signing his or her name hereto, does sign and execute this registration statement pursuant to the Power of Attorney executed by the above-named officers and directors of the registrant and previously filed with the Commission.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, Dura Automotive Systems of Indiana, Inc. has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rochester Hills, State of Michigan, on the 20th day of January, 2004.

DURA AUTOMOTIVE SYSTEMS OF INDIANA, INC.

By:	/s/ DAVID R. BOVEE

David R. Bovee
Chairman, President, Chief Financial Officer
and Treasurer

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 20th day of January, 2004.

Signature		Title

/s/ DAVID R. BOVEE David R. Bovee		Chairman, President, Chief Financial Officer and Treasurer (principal executive officer) (principal financial and accounting officer); Director

* Glenn Dong		Assistant Secretary; Director

By:	/s/ DAVID R. BOVEE David R. Bovee Attorney in Fact

*	The undersigned by signing his or her name hereto, does sign and execute this registration statement pursuant to the Power of Attorney executed by the above-named officers and directors of the registrant and previously filed with the Commission.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, Adwest Electronics, Inc. has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rochester Hills, State of Michigan, on the 20th day of January, 2004.

ADWEST ELECTRONICS, INC.

By:	/s/ DAVID R. BOVEE

David R. Bovee
Chairman, President, Chief Financial Officer
and Treasurer

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 20th day of January, 2004.

Signature		Title

/s/ DAVID R. BOVEE David R. Bovee		Chairman, President, Chief Financial Officer and Treasurer (principal executive officer) (principal financial and accounting officer); Director

* Glenn Dong		Assistant Secretary; Director

By:	/s/ DAVID R. BOVEE David R. Bovee Attorney in Fact

*	The undersigned by signing his or her name hereto, does sign and execute this registration statement pursuant to the Power of Attorney executed by the above-named officers and directors of the registrant and previously filed with the Commission.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, Atwood Automotive, Inc. has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rochester Hills, State of Michigan, on the 20th day of January, 2004.

ATWOOD AUTOMOTIVE, INC.

By:	/s/ DAVID R. BOVEE

David R. Bovee
Chairman, President, Chief Financial Officer
and Treasurer

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 20th day of January, 2004.

Signature		Title

/s/ DAVID R. BOVEE David R. Bovee		Chairman, President, Chief Financial Officer and Treasurer (principal executive officer) (principal financial and accounting officer); Director

* Glenn Dong		Assistant Secretary; Director

By:	/s/ DAVID R. BOVEE David R. Bovee Attorney in Fact

*	The undersigned by signing his or her name hereto, does sign and execute this registration statement pursuant to the Power of Attorney executed by the above-named officers and directors of the registrant and previously filed with the Commission.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, Atwood Mobile Products, Inc. has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rochester Hills, State of Michigan, on the 20th day of January, 2004.

ATWOOD MOBILE PRODUCTS, INC.

By:	/s/ DAVID R. BOVEE

David R. Bovee
Chairman, President, Chief Financial Officer
and Treasurer

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 20th day of January, 2004.

Signature		Title

/s/ DAVID R. BOVEE David R. Bovee		Chairman, President, Chief Financial Officer and Treasurer (principal executive officer) (principal financial and accounting officer); Director

* Glenn Dong		Assistant Secretary; Director

By:	/s/ DAVID R. BOVEE David R. Bovee Attorney in Fact

*	The undersigned by signing his or her name hereto, does sign and execute this registration statement pursuant to the Power of Attorney executed by the above-named officers and directors of the registrant and previously filed with the Commission.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, Mark I Molded Plastics of Tennessee, Inc. has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rochester Hills, State of Michigan, on the 20th day of January, 2004.

MARK I MOLDED PLASTICS OF TENNESSEE, INC.

By:	/s/ DAVID R. BOVEE

David R. Bovee
Chairman, President, Chief Financial Officer
and Treasurer

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 20th day of January, 2004.

Signature		Title

/s/ DAVID R. BOVEE David R. Bovee		Chairman, President, Chief Financial Officer and Treasurer (principal executive officer) (principal financial and accounting officer); Director

* Glenn Dong		Assistant Secretary; Director

By:	/s/ DAVID R. BOVEE David R. Bovee Attorney in Fact

*	The undersigned by signing his or her name hereto, does sign and execute this registration statement pursuant to the Power of Attorney executed by the above-named officers and directors of the registrant and previously filed with the Commission.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, Universal Tool & Stamping Company, Inc. has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rochester Hills, State of Michigan, on the 20th day of January, 2004.

UNIVERSAL TOOL & STAMPING COMPANY, INC.

By:	/s/ DAVID R. BOVEE

David R. Bovee
Chairman, President, Chief Financial Officer
and Treasurer

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 20th day of January, 2004.

Signature		Title

/s/ DAVID R. BOVEE David R. Bovee		Chairman, President, Chief Financial Officer and Treasurer (principal executive officer) (principal financial and accounting officer); Director

* Glenn Dong		Assistant Secretary; Director

By:	/s/ DAVID R. BOVEE David R. Bovee Attorney in Fact

*	The undersigned by signing his or her name hereto, does sign and execute this registration statement pursuant to the Power of Attorney executed by the above-named officers and directors of the registrant and previously filed with the Commission.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, Dura G.P. has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rochester Hills, State of Michigan, on the 20th day of January, 2004.

DURA G.P.

By: Dura Operating Corp.
Its: Managing General Partner

By:	/s/ DAVID R. BOVEE

David R. Bovee
Vice President, Chief Financial Officer
and Assistant Secretary
(principal financial and accounting officer)

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, Creation Group Holdings, Inc. has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rochester Hills, State of Michigan, on the 20th day of January, 2004.

CREATION GROUP HOLDINGS, INC.

By:	/s/ DAVID R. BOVEE

David R. Bovee
Chairman, President, Chief Financial Officer
and Treasurer
(principal executive officer)
(principal financial and accounting officer); Director

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 20th day of January, 2004.

Signature		Title

/s/ DAVID R. BOVEE David R. Bovee		Chairman, President, Chief Financial Officer and Treasurer (principal executive officer) (principal financial and accounting officer); Director

* Glenn Dong		Assistant Secretary; Director

By:	/s/ DAVID R. BOVEE David R. Bovee Attorney in Fact

*	The undersigned by signing his or her name hereto, does sign and execute this registration statement pursuant to the Power of Attorney executed by the above-named officers and directors of the registrant and previously filed with the Commission.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, Creation Group, Inc. has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rochester Hills, State of Michigan, on the 20th day of January, 2004.

CREATION GROUP, INC.

By:	/s/ DAVID R. BOVEE

David R. Bovee
Chairman, President, Chief Financial Officer
and Treasurer
(principal executive officer)
(principal financial and accounting officer); Director

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 20th day of January, 2004.

Signature		Title

/s/ DAVID R. BOVEE David R. Bovee		Chairman, President, Chief Financial Officer and Treasurer (principal executive officer) (principal financial and accounting officer); Director

* Glenn Dong		Assistant Secretary; Director

By:	/s/ DAVID R. BOVEE David R. Bovee Attorney in Fact

*	The undersigned by signing his or her name hereto, does sign and execute this registration statement pursuant to the Power of Attorney executed by the above-named officers and directors of the registrant and previously filed with the Commission.

EXHIBIT INDEX

Exhibit
No.		Description

*1	.1	Purchase Agreement, dated October 29, 2003, among Dura Operating Corp., Dura Automotive Systems, Inc., the subsidiary guarantors (the “Subsidiary Guarantors”) and J.P. Morgan Securities, Inc., Banc of America Securities LLC, Comerica Securities, Inc., Scotia Capital (USA) Inc., Wachovia Capital Markets, LLC, Barclays Capital Inc. and ABN Amro Incorporated (collectively, the “Initial Purchasers”).
3.1		Restated Certificate of Incorporation of Dura Automotive Systems, Inc., incorporated by reference to Exhibit 3.1 of the Registration Statement on Form S-4 (Registration No. 333-81213) (the “S-4”).
3.2		Amendment and Restated By-laws of Dura Automotive Systems, Inc., incorporated by reference to Exhibit 3.2 of the Registration Statement on Form S-1 (Registration No. 333-06601) (the “S-1”).
3.3		Certificate of Incorporation of Dura Operating Corp. incorporated by reference to Exhibit 3.3 of the S-4.
3.4		By-laws of Dura Operating Corp. incorporated by reference to Exhibit 3.4 of the S-4.
3.5		Certificate of Incorporation of Universal Tool and Stamping Company, Inc. incorporated by reference to Exhibit 3.7 of the S-4.
3.6		By-laws of Universal Tool & Stamping Inc. incorporated by reference to Exhibit 3.8 of the S-4.
3.7		Certificate of Incorporation of Dura Automotive Systems Cable Operations, Inc. incorporated by reference to Exhibit 3.9 of the S-4.
3.8		By-laws of Dura Automotive Systems Cable Operations, Inc. incorporated by reference to Exhibit 3.10 of the S-4.
3.9		Certificate of Incorporation of Adwest Electronics, Inc. incorporated by reference to Exhibit 3.11 of the S-4.
3.10		By-laws of Adwest Electronics, Inc. incorporated by reference to Exhibit 3.12 of the S-4.
3.11		Certificate of Incorporation of Dura Automotive Systems of Indiana, Inc. incorporated by reference to Exhibit 3.19 of the S-4.
3.12		By-laws of Dura Automotive Systems of Indiana, Inc. incorporated by reference to Exhibit 3.20 of the S-4.
3.13		Certificate of Incorporation of Atwood Automotive, Inc. incorporated by reference to Exhibit 3.27 of the S-4.
3.14		By-laws of Atwood Automotive, Inc. incorporated by reference to Exhibit 3.28 of the S-4.
3.15		Certificate of Incorporation of Mark I Molded Plastics of Tennessee, Inc. incorporated by reference to Exhibit 3.31 of the S-4.
3.16		By-laws of Mark I Molded Plastics of Tennessee, inc. incorporated by reference to Exhibit 3.32 of the S-4.
3.17		Restated Articles of Incorporation of Atwood Mobile Products, Inc. incorporated by reference to Exhibit 3.17 of the Registration Statement on Form S-4 (Registration No. 333-65470-01) (the “2001 S-4”).
3.18		By-laws of Atwood Mobile Products, Inc. incorporated by reference to Exhibit 3.18 of the 2001 S-4.
3.19		Statement of Partnership Existence of Dura G.P. incorporated by reference to Exhibit 3.19 of the Registration Statement on Form S-4 (Registration No. 333-88800-02) (the “2002 S-4”).
3.20		Partnership Agreement of Dura G.P. incorporated by reference to Exhibit 3.20 of the 2002 S-4.
*3	.21	Articles of incorporation of Creation Group Holdings, Inc.
*3	.22	Articles of Amendment of the Articles of Incorporation of Creation Group Holdings, Inc.
*3	.23	By-laws of Creation Group Holdings, Inc.
*3	.24	Articles of incorporation of Creation Group, Inc.
*3	.25	Articles of Amendment of the Articles of Incorporation of Creation Group, Inc.
*3	.26	By-laws of Creation Group, Inc.
4.1		Indenture, dated April 22, 1999, between Dura Operating Corp., Dura Automotive Systems, Inc., the Subsidiary Guarantors and U.S. Bank Trust National Association, as trustee, relating to the 9% senior subordinated notes denominated in U.S. dollars, incorporated by reference to Exhibit 4.7 of the S-4.

Exhibit
No.		Description

4.2		Indenture, dated April 22, 1999, between Dura Operating Corp., Dura Automotive Systems, Inc., the Subsidiary Guarantors and U.S. Bank Trust National Association, as trustee, relating to the 9% senior subordinated notes denominated in Euros, incorporated by reference to Exhibit 4.8 of the S-4.
4.3		Supplemental Indenture, dated July 29, 1999 between Dura Operating Corp., Dura Automotive Systems, Inc., the subsidiary guarantors and U.S. Bank Trust National Association, as trustee, relating to the 9% senior subordinated notes denominated in U.S. dollars, incorporated by reference to Exhibit 4.1 of the report filed on Form 10-Q dated August 16, 1999.
4.4		Supplemental Indenture, dated July 29, 1999 between Dura Operating Corp., Dura Automotive Systems, Inc., the subsidiary guarantors and U.S. Bank Trust National Association, as trustee, relating to the 9% senior subordinated notes denominated in Euros, incorporated by reference to Exhibit 4.2 of the report filed on Form 10-Q dated August 16, 1999.
4.5		Second Supplemental Indenture, dated June 22, 2001 between Dura Operating Corp., Dura Automotive Systems, Inc., the guaranteeing subsidiary, the original guarantors and U.S. Bank Trust National Association, as trustee, incorporated by reference to Exhibit 4.3 of the 2001 S-4.
4.6		Indenture, dated June 22, 2001, between Dura Operating Corp., Dura Automotive Systems, Inc., the Subsidiary Guarantors and U.S. Bank Trust National Association, as trustee, relating to the Series C and Series D, 9% senior subordinated notes denominated in U.S. Dollars, incorporated by reference to Exhibit 4.4 of the 2001 S-4.
4.7		Supplemental Indenture, dated as of February 21, 2002, by and among Dura G.P., Dura Operating Corp., Dura Automotive Systems, Inc., the subsidiary guarantors and U.S. Bank Trust National Association, as trustee under the indentures for the 9% senior subordinated notes, incorporated by reference to Exhibit 10.4 of the Quarterly Report on Form 10-Q for the quarter ended March 31, 2002.
4.8		Indenture, dated April 18, 2002, between Dura Operating Corp., Dura Automotive Systems, Inc., the subsidiary guarantors and BNY Midwest Trust Company, as trustee, incorporated by reference to Exhibit 4.6 of the 2002 S-4.
*4	.9	Supplemental Indenture dated as of October 31, 2003 among Creation Group Holdings, Inc., Creation Group, Inc., Dura G.P., Dura Operating Corp., Dura Automotive Systems, Inc., Dura Automotive Systems Cable Operations, Inc., Universal Tool & Stamping Company Inc., Adwest Electronics, Inc., Dura Automotive Systems of Indiana, Inc., Atwood Automotive Inc., and Mark I Molded Plastics of Tennessee, Inc., Atwood Mobile Products, Inc., and BNY Midwest Trust Company.
*4	.10	Registration Rights Agreement, dated as of November 4, 2003, by and among Dura Operating Corp., Dura Automotive Systems, Inc., the Subsidiary Guarantors, and the Initial Purchasers.
*5	.1	Opinion of Kirkland & Ellis LLP.
*5	.2	Opinion of Dickinson Wright PLLC delivered with respect to registrants organized under the laws of the State of Michigan.
*5	.3	Opinion of Frost Brown Todd LLC delivered with respect to registrants organized under the laws of the State of Indiana.
*5	.4	Opinion of Frost Brown Todd LLC delivered with respect to registrants organized under the laws of the State of Tennessee.
*8	.1	Opinion of Kirkland & Ellis LLP regarding federal income tax consequences.
10.1		Amended and Restated Credit Agreement, dated as of March 19, 1999, as amended and restated as of October 31, 2003, among Dura Automotive Systems, Inc., as parent guarantor, Dura Operating Corp., Trident Automotive Limited, Dura Holding Germany GmbH, Dura Automotive Systems Europe S.A., Dura Automotive Systems (Canada), Ltd., as borrowers, the several banks and other financial institutions or entities from time to time parties thereto, Bank of America, N.A., as collateral agent and syndication agent, and JPMorgan Chase Bank, as administrative agent, incorporated by reference to Exhibit 10.1 of the Parent’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2003.
10.2		1996 Key Employee Stock Option Plan, incorporated by reference to Exhibit 10.27 of the S-1.
10.3		Independent Director Stock Option Plan, incorporated by reference to Exhibit 10.28 of the S-1.
10.4		Employee Stock Discount Purchase Plan, incorporated by reference to Exhibit 10.29 of the S-1.

Exhibit
No.		Description

10.5		Stock Purchase Agreement, dated August 1, 1997, by and among Dura Shifter Holding Corp. and the various selling shareholders, incorporated by reference to Exhibit 2.1 of the Registrant’s Form 8-K dated September 12, 1997.
10.6		Joint Venture Agreement by and among Orscheln Co., MC Holding Corp., Onex U.S. Investments, Inc., J2R Corporation and Dura Automotive Holding, Inc., dated as of August 31, 1994, incorporated by reference to Exhibit 10.1 of the S-1.
10.7		Stock Purchase Agreement, dated April 8, 1998, by and among Dura Automotive Systems (UK) Limited and the various selling shareholders listed on the various signature pages thereto, incorporated by reference to Exhibit 2.1 of Dura’s Amendment No. 1 to Form 8-K/A dated April 30, 1998.
10.8		Stock Purchase Agreement, dated April 8, 1998, by and among Dura Automotive Systems (UK) Limited and Mervyn Edgar (including a schedule identifying Stock Purchase Agreements executed by D. Michael Dodge, Geoff Hill, Thomas Humann, Dan Robosto, Frances Sarrazin and Lothar Singe), incorporated by reference to Exhibit 2.2 of Dura’s Amendment No. 1 to Form 8-K/A dated April 30, 1998.
10.9		Stock Option Agreement, dated as of August 31, 1994, between Dura Automotive Systems, Inc., and Alkin incorporated by reference to Exhibit 10.4 of the S-1.
10.10		Promissory Note, dated December 31, 1991, of Karl F. Storrie in favor of Automotive Systems,
		Inc., incorporated by reference to Exhibit 10.17 of the S-1.
10.11		1998 Stock Incentive Plan, as amended, incorporated by reference to Appendix B in the
		Registration Statement on Form S-4 (Registration No. 333-71483).
10.12		Agreement and Plan of Merger, dated as of January 19, 1999, among Dura Automotive Systems, Inc., Excel Industries, Inc. and Windows Acquisition Corporation, incorporated by reference to Exhibit 2.1 to Dura’s Current Report on Form 8-K, dated January 22, 1999.
10.13		Amendment to Agreement and Plan of Merger, dated as of March 9, 1999, by and among Dura Automotive Systems, Inc., Dura Operating Corp., Excel Industries, Inc. and Windows Acquisition Corporation incorporated by reference to the additional definitive proxy materials filed with the SEC on March 11, 1999.
10.14		Deferred Income Leadership Stock Purchase Plan, incorporated by reference to Appendix A of the 2000 Proxy Statement filed with the SEC on May 25, 2000.
10.15		Director Deferred Stock Purchase Plan, incorporated by reference to Appendix B of the 2000 Proxy Statement filed with the SEC on May 25, 2000.
*12	.1	Statement re: Computation of Ratios.
*21	.1	Subsidiaries of Parent.
*23	.1	Consent of Deloitte & Touche LLP.
23.2		Consents of Kirkland & Ellis LLP (included in Exhibits 5.1 and 8.1).
23.3		Consent of Dickinson Wright PLLC (included in Exhibit 5.2).
23.4		Consent of Frost Brown Todd LLC (included in Exhibit 5.3).
23.5		Consent of Frost Brown Todd LLC (included in Exhibit 5.4).
*24	.1	Power of Attorney.
*25	.1	Statement of Eligibility of Trustee on Form T-1 under the Trust Indenture Act of 1939 of BNY Midwest Trust Company.
*99	.1	Form of Letter of Transmittal.
*99	.2	Form of Notice of Guaranteed Delivery.
*99	.3	Form of Tender Instructions.

*	Filed herewith